UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.  )
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THE NEW YORK TIMES COMPANY
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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The New York Times Company
Notice of 2019 Annual Meeting and Proxy Statement

OUR MISSION

We seek the truth and help people understand the world.

This mission is rooted in our belief that great journalism has the power to make each reader's life richer and more fulfilling, and all of society stronger and more just.

620 Eighth Avenue New York, NY 10018 tel 212-556-1234
Invitation to 2019 Annual Meeting of Stockholders

DATE:	Thursday, May 2, 2019
TIME:	9:00 a.m.
PLACE:	The New York Times Building
620 Eighth Avenue, 15th Floor, New York, NY 10018

March 20, 2019
Dear Fellow Stockholder:
Please join me at our Annual Meeting on Thursday, May 2, 2019, which will again be held at 9:00 a.m. on the 15th floor of the Company’s headquarters building. At the meeting, you will be asked to vote on the election of the Board of Directors and the ratification of the selection of auditors. In addition, our Class B stockholders will be asked to vote on an advisory resolution on executive compensation.
There are a few changes to the Board slate this year. Jim Kohlberg, who has served on our Board with distinction since 2008, is not standing for election at this year’s Annual Meeting. Steven Green, a fourth-generation member of the Ochs-Sulzberger family who has served on our Board since 2012, is also not standing for election. Each has provided invaluable advice and counsel during his tenure, and I speak for the entire Board when I say that we are grateful for their many contributions.
I am also very pleased that we have two new nominees for election at this year’s Annual Meeting: Amanpal Bhutani and David Perpich. Amanpal is president of the Brand Expedia Group at Expedia Group, Inc. and joined our Board in September 2018. His extensive technological and international business expertise in senior leadership roles at digital and consumer-facing companies provides the Board a valuable, highly relevant perspective to the Company’s innovation efforts as we position ourselves for further growth. David, a fifth-generation member of the Ochs-Sulzberger family and president and general manager of Wirecutter, a subsidiary of the Company, is nominated for election at the Annual Meeting. If elected, he will bring to the Board a deep appreciation of the values and societal contributions of The New York Times Company throughout its history, as well as extensive knowledge of the Company’s operations gained from a variety of critical leadership positions.
You will have an opportunity at the meeting to ask questions and express your views to the senior management of the Company. Members of the Board of Directors will also be present.
We are furnishing our proxy materials to stockholders primarily electronically. On or about March 20, 2019, we will begin mailing a Notice of Internet Availability of Proxy Materials to stockholders informing you that the Proxy Statement, the 2018 Annual Report and voting instructions are available online. As more fully described in that Notice, stockholders also may request paper copies of the proxy materials.
Whether or not you are able to attend the Annual Meeting in person, it is important that your shares be represented. Please vote your shares (i) electronically, (ii) by phone or (iii) by mail. Instructions on each of these voting methods are outlined in the enclosed Proxy Statement. Please vote as soon as possible.
I hope to see you on May 2nd.
ARTHUR SULZBERGER, JR.
Chairman of the Board

620 Eighth Avenue New York, NY 10018 tel 212-556-1234
Notice of Annual Meeting of Stockholders
To be held Thursday, May 2, 2019
To the Holders of Class A and Class B
Common Stock of The New York Times Company:

The Annual Meeting of Stockholders of The New York Times Company will be held at 9:00 a.m., local time, on Thursday, May 2, 2019, at The New York Times Building, 620 Eighth Avenue, 15th Floor, New York, NY 10018, for the following purposes:

1.	To elect a Board of 13 members;

2.	To hold an advisory vote to approve executive compensation;

3.	To ratify the selection of Ernst & Young LLP, an independent registered public accounting firm, as auditors for the fiscal year ending December 29, 2019; and

4.	To transact such other business as may properly come before the meeting.
Holders of the Class A and Class B common stock as of the close of business on March 6, 2019, are entitled to notice of, and to attend, this meeting as set forth in the Proxy Statement. Class A stockholders are entitled to vote for the election of four of the 13 directors. Class B stockholders are entitled to vote for the election of nine of the 13 directors and on the advisory resolution to approve executive compensation. Class A and Class B stockholders, voting together as a single class, are entitled to vote on the proposal to ratify the selection of Ernst & Young LLP as auditors for the 2019 fiscal year. Class B stockholders are entitled to vote on any other matters presented at the meeting.

Your vote is important. Whether or not you plan to attend the meeting in person, please vote as promptly as possible using the internet or the designated toll-free telephone number, or by requesting a printed copy of the proxy materials and returning by mail the proxy card you receive in response to your request.

New York, NY
March 20, 2019
By Order of the Board of Directors
DIANE BRAYTON
Executive Vice President, General Counsel and Secretary

Proxy Statement Summary

This summary highlights certain information contained in this proxy statement. You should read the entire proxy statement carefully before voting.
ANNUAL MEETING OF STOCKHOLDERS

Date:	May 2, 2019
Time:	9:00 a.m.
Location:	The New York Times Building 620 Eighth Avenue, 15th Floor New York, NY 10018
VOTING MATTERS

Proposal		Board Recommendation	More Information
1. Election of Board of Directors of the Company		For	p. 15
Class A stockholders	Class B stockholders
Amanpal S. Bhutani Joichi Ito Brian P. McAndrews Doreen Toben	Robert E. Denham Rachel Glaser Hays N. Golden David Perpich John W. Rogers, Jr. A.G. Sulzberger Arthur Sulzberger, Jr. Mark Thompson Rebecca Van Dyck
2. Advisory vote to approve executive compensation (Class B stockholders)		For	p. 66
3. Ratification of selection of Ernst & Young LLP as auditors for fiscal year ending December 29, 2019 (Class A and B stockholders)		For	p. 67
CORPORATE GOVERNANCE HIGHLIGHTS
The Company is committed to strong corporate governance, which remains a critical component of our corporate culture. Below are certain highlights of our governance practices. More information can be found beginning on page 21.

●	Annual election of all directors	●	Ethics policies for all directors and employees
●	Commitment to Board refreshment, with seven new non-employee directors since the beginning of 2012	●	Director/executive stock ownership requirements
●	Director retirement policy for non-employee directors of the earlier of age 75 and 20 years of service	●	Robust director nominee selection process
●	Annual rotation of independent directors elected by Class A stockholders	●	No hedging/pledging of Company stock
●	Independent Audit, Compensation and Nominating & Governance Committees	●	Clawback policy
●	Active lead independent director as Presiding Director	●	Comprehensive director orientation
●	Annual Board and Committee self-evaluation process	●	Regular outreach to significant Class A stockholders on various matters
●	Regular executive sessions of non-employee directors and independent directors

EXECUTIVE COMPENSATION HIGHLIGHTS
The Company’s executive compensation program is designed to support business performance and drive long-term stockholder value. Below are certain highlights of our 2018 executive compensation program. More information can be found beginning on page 37.

Pay for Performance
●	Significant portion of named executive officers’ target compensation is performance-based – Approximately 80% for CEO – Approximately 63% for other NEOs	●	Under financial metric of annual incentive compensation, above-target compensation paid only for above-target Company performance
●	Significant portions of annual and long-term incentive compensation tied to performance against pre-established, measurable financial performance goals	●	Under total stockholder return metric of long-term incentive compensation, above-target compensation paid only for above-median Company performance and no payout for lower quartile performance

Executive Compensation Governance
What We Do
✓	Align pay and performance (see above)	✓	Set meaningful stock ownership guidelines for executive officers (2-5x annual base salary)
✓	Engage with significant Class A stockholders periodically on executive compensation matters	✓	Have a clawback policy applicable to executive officers in the event of financial statement restatement
✓	Annual Compensation Committee benchmarking review of compensation of Company executives with the Committee’s independent compensation consultant	✓	Perform annual risk assessment of executive compensation program
✓	Hold an annual “say-on-pay” advisory vote
What We Do Not Do
✗	No tax “gross-ups” for executive officers	✗	No employment agreements with named executive officers
✗	No significant perks for executive officers	✗	No individual change in control agreements
✗	No hedging/pledging of Company stock

The New York Times Company
Proxy Statement
Annual Meeting of Stockholders to be Held on May 2, 2019

VOTING ON MATTERS BEFORE THE ANNUAL MEETING

Q:	What am I voting on?

A:	Stockholders are asked to vote on three items at the 2019 Annual Meeting:

•	Proposal 1: Election of the Board of Directors of The New York Times Company (the “Board”).

•	Proposal 2: Advisory vote to approve executive compensation (the “say-on-pay” vote).

•	Proposal 3: Ratification of the selection of Ernst & Young LLP as auditors for the fiscal year ending December 29, 2019.

Q:	How does the Board of Directors recommend voting?

A:	The Board of Directors recommends voting:

•	FOR each nominee to the Board;

•	FOR the approval, on an advisory basis, of the executive compensation of our named executive officers; and
The Audit Committee of the Board recommends voting:

•	FOR ratification of Ernst & Young LLP as auditors for the fiscal year ending December 29, 2019.

Q:	Who is entitled to vote?

A:
The New York Times Company has two classes of outstanding voting securities: Class A common stock, $.10 par value per share (“Class A stock”) and Class B common stock, $.10 par value per share (“Class B stock”). Stockholders of record of Class A stock or Class B stock as of the close of business on March 6, 2019, may vote at the 2019 Annual Meeting. As of March 6, 2019, there were 165,141,879 shares of Class A stock and 803,408 shares of Class B stock outstanding. Each share of stock is entitled to one vote.

•	Proposal 1: Class A stockholders vote for the election of four of the 13 director nominees. Class B stockholders vote for the election of nine of the 13 director nominees.

•	Proposal 2: Class B stockholders vote on this proposal.

•	Proposal 3: Class A and B stockholders, voting together as a single class, vote on this proposal.

Q:	Why did I receive a notice in the mail regarding the Internet availability of the proxy materials instead of a paper copy of the proxy materials?

A:
The Notice of Internet Availability of Proxy Materials (the “Notice”) that we mail to our stockholders (other than those who previously requested printed copies or electronic delivery) directs you to a website where you can access our proxy materials and view instructions on how to vote. By furnishing this Proxy Statement and our 2018 Annual Report to our stockholders by providing access to these documents on the Internet rather than mailing printed copies, we save natural resources and reduce printing and distribution costs, while providing a convenient way to access the materials and vote. If you would prefer to receive a paper copy of these materials, please follow the instructions included in the Notice.

Q:	How do I get electronic access to the proxy materials?

A:
The Notice provides instructions on how to view the proxy materials for our Annual Meeting on the Internet. In addition, this Proxy Statement is available at http://investors.nytco.com/investors/financials/proxy-statements, and the 2018 Annual Report is available at http://investors.nytco.com/investors/financials/annual-reports.

You can elect to receive all future stockholder communications (i.e., notices of Internet availability of proxy materials and other correspondence) electronically by email instead of in print, by choosing this delivery method

THE NEW YORK TIMES COMPANY - P. 1

in the “Investors” section of our website at http://investors.nytco.com/investors/investor-resources/annual-meeting-information. If you choose to receive future stockholder communications electronically, and we encourage you to do so, you will receive an email next year with instructions containing links to those materials and to the proxy voting site. Your election to receive stockholder communications by email will remain in effect until you terminate it or for as long as the email address you provided is valid.

Q:	How do I cast my vote?

A:
You can vote your shares either by proxy or in person at the Annual Meeting. If you choose to vote by proxy, you may do so by using the Internet or the designated toll-free telephone number, or if you received a printed copy of the proxy materials, by mail. Whichever method you use, for your proxy to be counted, it must be received by 11:59 p.m. Eastern Time on May 1, 2019. Each of these procedures is more fully explained below.

•	Vote by Internet
You can vote your shares by Internet on the voting website, http://www.proxyvote.com. Internet voting is available 24 hours a day, seven days a week. Follow the instructions and have your Notice, proxy card or voting instruction form in hand, as you will need to reference your assigned Control Number(s).

•	Vote by Telephone
You can also vote your shares by calling the toll-free telephone number provided on the voting website, http://www.proxyvote.com, and on the proxy card. Telephone voting is available 24 hours a day, seven days a week.

•	Vote by Mail
If you received a printed copy of the proxy materials, you can vote by completing and returning the proxy card or voting instruction form in the envelope provided. If you received a Notice, you can request a printed copy of the proxy materials by following the instructions in the Notice. If you voted by Internet or telephone, you do not need to return your proxy card or voting instruction form.

•	Voting in Person at the Annual Meeting
If you wish to vote in person, written ballots will be available at the Annual Meeting. If you are a beneficial or street name holder, while you are invited to attend the Annual Meeting, you may only vote your shares in person at the Annual Meeting if you bring with you a legal proxy from your broker, bank or other nominee.
Even if you plan to attend the Annual Meeting, you may still cast your vote in advance using any of the methods described above.
If you are a registered holder and submit a proxy without giving instructions, your shares will be voted as recommended by the Board.
If you are a beneficial owner of shares, voting your shares is critical due to a New York Stock Exchange (“NYSE”) rule that prohibits your broker from voting your shares on Proposals 1 and 2 without your instructions. See “What is a broker non-vote?”
If you have any questions about this NYSE rule or the proxy voting process in general, the U.S. Securities and Exchange Commission (the “SEC”) has a website (http://www.sec.gov/spotlight/proxymatters.shtml) with more information about your rights as a stockholder.

Q:	What is the difference between holding shares as a registered holder and as a beneficial owner of shares held in street name?

A:
Registered Holder. If your shares are registered directly in your name on the books of the Company maintained with the Company’s transfer agent, Computershare, Inc., you are considered the “registered holder” of those shares, and the Notice is sent directly to you by the Company.

Beneficial Owner of Shares Held in Street Name. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial owner of shares held in street name” (also called a “street name holder”), and the Notice is forwarded to you by your broker, bank or other nominee. As a beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote the shares held in your account.

THE NEW YORK TIMES COMPANY - P. 2

Q:	What are the procedures for attending the Annual Meeting?

A:
All stockholders as of the record date and members of their immediate families are welcome to attend the Annual Meeting. If you attend, please note that you will be asked to present government-issued identification (such as a driver’s license or passport) and evidence of your share ownership on the record date. This can be the Notice, your proxy card, a brokerage statement or letter from a bank or broker indicating ownership on March 6, 2019, your voting instruction form, or a legal proxy provided by your broker, bank or other nominee.

We will have in place customary security measures, which may include a bag search. The use of cameras, cellphones or other recording devices will not be allowed.
You do not need to attend the Annual Meeting to vote. See “How do I cast my vote?” above.

Q:	How will my stock be voted on other business brought up at the Annual Meeting?

A:
By submitting your proxy, you authorize the persons named as proxies to use their discretion in voting on any other matter brought before the Annual Meeting. The Company does not know of any other business to be considered at the Annual Meeting.

Q:	Can I change my vote or revoke my proxy?

A:
Yes. If you are a registered holder, you can change your vote or revoke your proxy at any time before it is voted at the Annual Meeting, subject to the voting deadlines that are described on the proxy card or voting instruction form, as applicable, by submitting a later-dated proxy (either by mail, telephone or Internet) or by voting by ballot at the Annual Meeting.

If you are a beneficial owner of shares, you can submit new voting instructions by contacting your broker, bank or other nominee. You can also vote in person at the Annual Meeting if you obtain a legal proxy as described above.

Q:	What is the quorum requirement for the Annual Meeting?

A:
The holders of record of a majority of the Company’s shares of stock issued and outstanding on the record date and entitled to vote, in person or by proxy, constitute a quorum for the transaction of business at the Annual Meeting. However, the Certificate of Incorporation of the Company provides that Class A stockholders, voting separately, are entitled to elect 30% of the Board of Directors (or the nearest larger whole number) and Class B stockholders, voting separately, are entitled to elect the balance of the Board of Directors. Accordingly, with respect to the election of directors, the holders of a majority of the shares of each of the Class A and Class B stock, respectively, constitute a quorum for the election of the Board of Directors. In addition, only Class B stockholders are entitled to vote on the advisory say-on-pay vote to approve executive compensation. Accordingly, the holders of a majority of the shares of Class B stock constitute a quorum for this proposal. Broker non-votes and abstentions (as described below) are counted as present for establishing a quorum.

Q:	What is the voting requirement to elect the directors and to approve each of the other proposals?

A:	The voting requirements are as follows:

•	Proposal 1: Directors are elected by a plurality of the votes cast. However, please see our policy described on page 22 regarding directors who do not receive more “for” votes than “withheld” votes.

•
Proposal 2: The advisory say-on-pay vote to approve executive compensation requires, pursuant to the Company’s By-laws, the affirmative vote of a majority of the shares of Class B stock represented at the Annual Meeting, in person or by proxy, and entitled to vote on the proposal.

•
Proposal 3: Ratification of the selection of Ernst & Young LLP as auditors for the fiscal year ending December 29, 2019, requires, pursuant to the Company’s By-laws, the affirmative vote of a majority of the shares of Class A and Class B stock represented at the Annual Meeting, in person or by proxy, and entitled to vote on the proposal, voting together as a single class.

THE NEW YORK TIMES COMPANY - P. 3

Q:	What is a broker non-vote?

A:
If you are a beneficial owner whose shares are held by a broker, bank or other nominee, you must instruct the broker, bank or other nominee how to vote your shares. If you do not provide voting instructions, your shares will not be voted on proposals on which brokers do not have discretionary authority, namely: Proposal 1 (election of the Board of Directors) and Proposal 2 (advisory vote to approve executive compensation). This is called a “broker non-vote.” Your shares will be counted as present at the meeting for quorum purposes but not present and entitled to vote for purposes of these specific proposals. Therefore, it is very important that beneficial owners instruct their broker, bank or other nominee how they wish to vote their shares.

If you do not provide your broker, bank or other nominee with voting instructions with respect to Proposal 3 (ratification of the selection of Ernst & Young LLP as auditors for the fiscal year ending December 29, 2019), your broker, bank or other nominee has discretion to vote your shares on this proposal, which is considered a “routine” management proposal.

Q:	How will broker non-votes, withheld votes and abstentions affect the voting results?

A:
Pursuant to the Company’s By-laws, withheld votes and broker non-votes will have no effect on the election of directors; broker non-votes will have no effect on advisory Proposal 2; and abstentions will have the same effect as votes against advisory Proposal 2 and Proposal 3.

Q:	Who pays for the solicitation of proxies and how are they solicited?

A:
Proxies are solicited by our Board of Directors. The Company bears the costs of the solicitation of the proxies on behalf of the Board of Directors. Our directors, officers or employees may solicit proxies in person or by mail, telephone, facsimile or electronic transmission. The costs associated with the solicitation of proxies include the cost of preparing, printing and mailing our proxy materials, the Notice and any other information we send to stockholders.

We also pay banks, brokers and other persons representing beneficial owners of shares held in street name certain fees associated with forwarding our proxy materials and obtaining beneficial owners’ voting instructions. We reimburse those firms for their reasonable expenses in accordance with applicable rules. In addition, we have engaged Alliance Advisors, LLC to assist in soliciting proxies for an estimated fee of $9,000, plus out-of-pocket expenses and certain administrative fees.

Q:	Who will serve as inspector of election?

A:	We have engaged Broadridge Financial Solutions, Inc. as the independent inspector of election to tabulate stockholder votes at the Annual Meeting.

THE NEW YORK TIMES COMPANY - P. 4

GLOSSARY OF CERTAIN TERMS

To improve the readability of this Proxy Statement, we use certain shortened “defined terms” to refer to various terms that are used frequently. These defined terms are generally provided the first time the longer term appears in the text and, for your convenience, certain defined terms are also set forth below.
“1997 Trust” means the trust created in 1997 by the four children of Iphigene Ochs Sulzberger (Marian S. Heiskell, Ruth S. Holmberg, Judith P. Sulzberger and Arthur Ochs Sulzberger (the “Grantors”)) for the benefit of each of the Grantors and his or her family;
“Class A stock” means the Company’s Class A Common Stock, $.10 par value per share;
“Class B stock” means the Company’s Class B Common Stock, $.10 par value per share;
“Company” means The New York Times Company;
“Exchange Act” means the Securities Exchange Act of 1934, as amended;
“NYSE” means the New York Stock Exchange;
“say-on-pay vote” means the advisory vote to approve executive compensation under Proposal 2;
“SEC” means the U.S. Securities and Exchange Commission;
“Trustees” means the current trustees of the 1997 Trust: Theresa Dryfoos, David Golden, Gertrude A.L. Golden, Hays N. Golden, Steven B. Green, A.G. Sulzberger, Arthur Sulzberger, Jr. and Margot Golden Tishler; and their successors.

_________________________________________________________

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR
THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 2, 2019.
This Proxy Statement is available at http://investors.nytco.com/investors/financials/proxy-statements, and the 2018 Annual Report is available at http://investors.nytco.com/investors/financials/annual-reports.

THE NEW YORK TIMES COMPANY - P. 5

WHERE TO FIND MORE INFORMATION ON THE NEW YORK TIMES COMPANY

Documents Filed with the Securities and Exchange Commission
This Proxy Statement is accompanied by our 2018 Annual Report, which includes our Annual Report on Form 10-K for the fiscal year ended December 30, 2018, which we have previously filed with the SEC and which includes audited financial statements.
You can obtain any of the documents we file with the SEC (including our Annual Report on Form 10-K for the fiscal year ended December 30, 2018) by contacting us or the SEC (see below for information on contacting the SEC). To obtain documents from us, please direct requests in writing or by telephone to:
The New York Times Company
620 Eighth Avenue
New York, NY 10018
Phone: (212) 556-1234
Attention: Corporate Secretary
We will send you the requested documents without charge, excluding exhibits.
Additional Information
There are a number of other sources for additional information on The New York Times Company:
SEC. We file reports, proxy statements and other information with the SEC, which can be accessed through the SEC’s website (http://www.sec.gov) or reviewed and copied at the SEC’s Public Reference Room at 100 F Street N.E., Washington, D.C. 20549. Please call (800) 732-0330 for further information on the Public Reference Room.
NYSE. The Class A stock of The New York Times Company is listed on the NYSE, and reports and other information on the Company can be reviewed at the office of the NYSE at 11 Wall Street, New York, NY 10005.
The New York Times Company website. Our website at http://www.nytco.com provides ongoing information about the Company and its performance, including documents filed with the SEC. In addition, printable versions of the following materials can be found on the Corporate Governance section of our website at http://investors.nytco.com/investors/corporate-governance:
— Corporate Governance Principles
— Board Committee Charters:
•Audit Committee
•Compensation Committee
•Finance Committee
•Nominating & Governance Committee
•Technology & Innovation Committee
— Code of Ethics for the Executive Chairman, Chief Executive Officer and Senior Financial Officers
— Code of Ethics for Directors
— Business Ethics Policy
— Policy on Transactions with Related Persons
— Procedures Regarding Communications by Security Holders and Other Interested Parties to the Board of Directors
Please note that information contained on our website does not constitute part of this Proxy Statement.

IMPORTANT NOTE:
This Proxy Statement is dated March 20, 2019. You should not assume that the information contained in this Proxy Statement is accurate as of any date other than such date, and the furnishing of this Proxy Statement to stockholders shall not create any implication to the contrary.

THE NEW YORK TIMES COMPANY - P. 6

GENERAL INFORMATION

The 1997 Trust
Since the purchase of The New York Times newspaper by Adolph S. Ochs in 1896, control of The New York Times and related properties has rested with his family. Family members have taken an active role in the stewardship and management of The New York Times Company. The position of Publisher of The New York Times has been held by various family members, from Adolph S. Ochs to the current Publisher, A.G. Sulzberger, who also serves as a member of the Company’s Board.
In February 1990, on the death of Adolph S. Ochs’s daughter, Iphigene Ochs Sulzberger (“Mrs. Sulzberger”), control passed to her four children through the automatic termination of a trust established by Mr. Ochs. That trust held 83.7% of the Class B stock of the Company, which is not publicly traded. Holders of Class B stock have the right to elect approximately 70% of the Board of Directors. Mrs. Sulzberger’s four children, all of whom are deceased, are: Marian S. Heiskell, Ruth S. Holmberg, Judith P. Sulzberger and Arthur Ochs Sulzberger (each a “Grantor,” and collectively, the “Grantors”).
In 1997, the Grantors executed an indenture creating a trust (the “1997 Trust”) for the benefit of each Grantor and his or her family, and entered into a first amendment to the indenture on December 14, 2000 (the indenture and first amendment thereto are collectively referred to as the “Trust Indenture”). The Grantors transferred to the 1997 Trust all shares of Class B stock previously held by the trust established by Adolph S. Ochs, together with a number of shares of Class A stock. The 1997 Trust currently holds 738,810 shares of Class B stock and 1,400,000 shares of Class A stock. The primary objective of the 1997 Trust is to maintain the editorial independence and the integrity of The New York Times and to perpetuate it “as an independent newspaper, entirely fearless, free of ulterior influence and unselfishly devoted to the public welfare” (the “primary objective of the 1997 Trust”) in accordance with the wishes of Adolph S. Ochs as expressed in his will.
The current trustees of the 1997 Trust are Theresa Dryfoos, David Golden, Gertrude A.L. Golden, Hays N. Golden, Steven B. Green, A.G. Sulzberger, Arthur Sulzberger, Jr. and Margot Golden Tishler (each a “Trustee,” and collectively, together with their successors, the “Trustees”).
The Trust Indenture is subject to the terms and provisions of a 1986 shareholders agreement (the “Shareholders Agreement”) among the Grantors, their children and the Company, which restricts the transfer of Class B stock that is held by the 1997 Trust by requiring, prior to any sale or transfer, the offering of those shares among the other family stockholders and then to the Company at the Class A stock market price then prevailing (or if the Company is the purchaser, at the option of the selling stockholder, in exchange for Class A stock on a share-for-share basis). The Shareholders Agreement provides for the conversion of such shares into Class A stock if the purchase rights are not exercised by the family stockholders or the Company and such shares of Class A stock are to be transferred to a person or persons other than family stockholders or the Company. There are certain exceptions for gifts and other transfers among the descendants of Adolph S. Ochs, provided that the recipients become parties to the Shareholders Agreement.
In addition, the Shareholders Agreement provides that, if the Company is a party to a merger (other than a merger solely to change the Company’s jurisdiction of incorporation), consolidation or plan of liquidation in which such Class B stock is exchanged for cash, stock, securities or any other property of the Company or of any other corporation or entity, each signing stockholder will convert his or her shares of such Class B stock into Class A stock prior to the effective date of such transaction so that a holder of such shares will receive the same cash, stock or other consideration that a holder of Class A stock would receive in such a transaction. Except for the foregoing, each signing stockholder has agreed not to convert any shares of such Class B stock received from a trust created under the will of Adolph S. Ochs into Class A stock. The Shareholders Agreement will terminate upon the expiration of 21 years after the death of the last remaining survivor of all descendants of Mrs. Sulzberger living on August 5, 1986.
The Trustees, subject to the limited exceptions described below, are directed to retain the Class B stock held in the 1997 Trust and not to sell, distribute or convert such shares into Class A stock and to vote such Class B stock against any merger, sale of assets or other transaction pursuant to which control of The New York Times passes from the Trustees, unless they determine that the primary objective of the 1997 Trust can be best achieved by the sale, distribution or conversion of such stock or by the implementation of such transaction. If, upon such determination, any Class B stock is distributed to the beneficiaries of the 1997 Trust, it must be distributed only to descendants of

THE NEW YORK TIMES COMPANY - P. 7

Mrs. Sulzberger, subject to the provisions of the Shareholders Agreement (if it is still in effect). Similarly, any sale by the 1997 Trust of Class B stock upon such determination can be made only in compliance with the Shareholders Agreement.
The Trustees are granted various powers and rights, including among others: (i) to vote all of the shares of Class A and Class B stock held by the 1997 Trust; (ii) to nominate the successor Trustees who may also serve on the Company’s Board of Directors; and (iii) to amend certain provisions of the Trust Indenture, but not the provisions relating to retaining the Class B stock or the manner in which such shares may be distributed, sold or converted. The Trust Indenture provides for eight Trustees. All actions of the Trustees require the affirmative vote of six of the eight Trustees. Any Trustee may be removed without cause by a vote of six Trustees. In general, the Trustees will appoint four of the Trustees and the beneficiaries of the 1997 Trust will elect the remaining four Trustees.
The 1997 Trust will continue in existence until the expiration of 21 years after the death of the last survivor of all of the descendants of Mrs. Sulzberger then living on December 14, 2000. Upon the termination of the 1997 Trust at the end of the stated term thereof, all of the trust property, including the shares of Class A and Class B stock held by the 1997 Trust, will be distributed to the descendants of Mrs. Sulzberger then living.
We have been informed by representatives of the Ochs-Sulzberger family that, as of December 31, 2018, the aggregate holdings of the 1997 Trust and the descendants of Mrs. Sulzberger represented approximately 9% of the Company’s total outstanding equity (i.e., Class A stock and Class B stock of the Company).

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PRINCIPAL HOLDERS OF COMMON STOCK

The following table sets forth the only persons who, to the knowledge of management, owned beneficially on March 6, 2019, more than 5% of the outstanding shares of either Class A stock or Class B stock:

Name and Address	Shares of Class A Stock	Percent of Class A Stock	Shares of Class B Stock	Percent of Class B Stock
1997 Trust[1,2] 620 Eighth Avenue New York, NY 10018	2,138,810	1.3%	738,810	92.0%
Theresa Dryfoos[1,2,3] 620 Eighth Avenue New York, NY 10018	4,672,306	2.8%	741,780	92.3%
David Golden[1,2,4] 620 Eighth Avenue New York, NY 10018	2,145,857	1.3%	738,810	92.0%
Gertrude A.L. Golden[1,2,5] 620 Eighth Avenue New York, NY 10018	2,250,782	1.4%	739,928	92.1%
Hays N. Golden[1,2,6] 620 Eighth Avenue New York, NY 10018	2,217,985	1.3%	738,810	92.0%
Steven B. Green[1,2,7] 620 Eighth Avenue New York, NY 10018	2,338,072	1.4%	740,662	92.2%
A.G. Sulzberger[1,2,8] 620 Eighth Avenue New York, NY 10018	2,179,448	1.3%	738,810	92.0%
Arthur Sulzberger, Jr.[1,2,9] 620 Eighth Avenue New York, NY 10018	3,050,249	1.8%	740,662	92.2%
Margot Golden Tishler[1,2,10] 620 Eighth Avenue New York, NY 10018	2,196,130	1.3%	738,810	92.0%
BlackRock, Inc.[11] 55 East 52nd Street New York, NY 10055	16,647,240	10.1%
Carlos Slim Helú[12] Paseo de las Palmas 736 Colonia Lomas de Chapultepec 11000 México, D.F., México	16,197,175	9.8%
The Vanguard Group[13] 100 Vanguard Boulevard Malvern, PA 19355	15,022,197	9.1%
Darsana Capital Partners LP14 40 West 57th Street, 15th Floor New York, NY 10019	12,784,000	7.7%
Jackson Square Partners, LLC[15] 101 California Street, Suite 3750 San Francisco, CA 94111	12,030,604	7.3%
FMR LLC[16] 245 Summer Street Boston, MA 02210	9,905,009	6.0%
	Footnotes continue on following page.

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1.
Includes 1,400,000 shares of Class A stock and 738,810 shares of Class A stock issuable upon the conversion of 738,810 shares of Class B stock directly owned by the 1997 Trust. As a result of a reorganization by the Ochs-Sulzberger family of its holdings in 2018, 4,300,197 shares of Class A stock that were previously reported as being indirectly beneficially owned by the 1997 Trust through its control of an entity holding such shares are no longer attributable to the 1997 Trust. Accordingly, such shares are omitted from the table. The 4,300,197 shares of Class A stock continue to be beneficially owned by the descendants of Mrs. Sulzberger and are reflected in the aggregate holdings of the 1997 Trust and the descendants of Mrs. Sulzberger as reported under “General Information—The 1997 Trust.”

Each of the Trustees of the 1997 Trust shares voting and investment power with respect to the shares owned by the 1997 Trust. Therefore, under SEC regulations, each may be deemed a beneficial owner of the shares held by the 1997 Trust. Such shares are therefore included in the amounts listed in this table for each Trustee. As a result of this presentation, there are substantial duplications in the number of shares and percentages shown in the table. By virtue of their being Trustees of the 1997 Trust, the Trustees could be deemed to comprise a “group” within the meaning of SEC regulations. Such group is the beneficial owner in the aggregate of 6,079,159 shares of Class A stock, representing approximately 3.7% of the outstanding shares of Class A stock. This amount includes those shares directly or indirectly held by the 1997 Trust, as well as (i) 3,431,632 shares of Class A stock directly or indirectly held by individual Trustees; (ii) 7,792 shares of Class A stock issuable upon the conversion of 7,792 shares of Class B stock held directly or indirectly by individual Trustees; (iii) 42,646 shares of Class A stock underlying restricted stock units awarded under the Company’s 2010 Incentive Compensation Plan (the “2010 Incentive Plan”) that have vested or will vest within 60 days; and (iv) 510,247 shares of Class A stock that could be acquired within 60 days upon the exercise of options granted under the Company’s 1991 Executive Stock Incentive Plan (the “1991 Incentive Plan”) and its 2010 Incentive Plan. In addition, the Company has been informed by representatives of the Ochs-Sulzberger family that, as of December 31, 2018, the aggregate holdings of the 1997 Trust and the descendants of Mrs. Sulzberger represent approximately 9% of the Company’s total outstanding equity (i.e., Class A stock and Class B stock of the Company).

2.
Class B stock is convertible into Class A stock on a share-for-share basis. Ownership of Class B stock is therefore deemed to be beneficial ownership of Class A stock under SEC regulations. For purposes of the presentation of ownership of Class A stock in this table, it has been assumed that each person listed therein as holding Class B stock has converted into Class A stock all shares of Class B stock of which that person is deemed the beneficial owner. Thus, all shares of Class B stock held by the 1997 Trust and by the Trustees have been included in the calculation of the total amount of Class A stock owned by each such person as well as in the calculation of the total amount of Class B stock owned by each such person. As a result of this presentation, there are substantial duplications in the number of shares and percentages shown in the table.

3.
Includes the amounts of Class A and Class B stock described in footnotes 1 and 2. The holdings of Class A stock reported for Ms. Dryfoos include (i) 1,454 shares of Class A stock held by two trusts, of which she is a co-trustee, (ii) 10,000 shares of Class A stock held by a trust of which her husband is a trustee, and (iii) 2,519,072 shares of Class A stock and 2,970 shares of Class B stock held by a trust of which her husband is a co-trustee. Ms. Dryfoos disclaims beneficial ownership of these shares.

4.
In addition to the amounts of Class A stock and Class B stock described in footnotes 1 and 2, Mr. Golden is the direct beneficial owner of, and has sole voting and dispositive power with respect to, 7,047 shares of Class A stock.

5.
In addition to the amounts of Class A stock and Class B stock described in footnotes 1 and 2, the holdings of Ms. Golden include (a) 1,118 shares of Class B stock held jointly with her husband, (b) 20,563 shares of Class A stock held by two trusts created for the benefit of her daughter, of which Ms. Golden is the sole trustee, (c) 42,073 shares of Class A stock held by a trust of which Ms. Golden’s husband is a trustee, and (d) 48,218 shares of Class A stock held in a family trust, of which Ms. Golden is a co-trustee. Ms. Golden disclaims beneficial ownership of all shares held by the trusts described in (b) above. The holdings of Class A stock reported for Ms. Golden exclude 3,269 shares of Class A stock held by three trusts, of which her husband is a co-trustee, as to which Ms. Golden disclaims beneficial ownership.

6.
In addition to the amounts of Class A stock and Class B stock described in footnotes 1 and 2, the holdings of Dr. Golden include (a) 19,563 shares of Class A stock held solely, (b) 11,395 restricted stock units for Class A stock (which will be distributed upon his cessation of service on the Board), including 4,469 unvested restricted stock units for Class A stock that will vest within 60 days, on the date of the 2019 Annual Meeting, and (c) 48,217 shares of Class A stock held by a trust, of which he is a co-trustee. The holdings of Class A stock reported for Dr. Golden

THE NEW YORK TIMES COMPANY - P. 10

exclude 3,450 shares of Class A stock held by a trust, of which his wife is the sole trustee and for which Dr. Golden disclaims beneficial ownership.

7.
In addition to the amounts of Class A stock and Class B stock described in footnotes 1 and 2, the holdings of Mr. Green include (a) 25,442 restricted stock units for Class A stock (which will be distributed upon his cessation of service on the Board), including 4,469 restricted stock units for Class A stock that will vest within 60 days, on the date of the 2019 Annual Meeting, (b) 120,000 shares of Class A stock held by Mr. Green’s wife, (c) 1,852 shares of Class B stock held by Mr. Green’s wife, (d) 50,000 shares of Class A stock held in two trusts, of which Mr. Green is a co-trustee, and (e) 1,968 shares of Class A stock held in two trusts for the benefit of his children, of which his wife is a co-trustee. Mr. Green disclaims beneficial ownership of the shares described in (b), (c), (d) and (e) above. In addition to these holdings, 20,055 cash-settled phantom Class A stock units have been credited to Mr. Green’s account under the Company’s Non-Employee Directors Deferral Plan (“Directors’ Deferral Plan”).

8.
In addition to the amounts of Class A stock and Class B stock described in footnotes 1 and 2, Mr. Sulzberger is the direct beneficial owner of, and has sole voting and dispositive power with respect to, 40,638 shares of Class A stock.

9.
In addition to the amounts of Class A stock and Class B stock described in footnotes 1 and 2, the holdings of Mr. Sulzberger, Jr. include (a) 341,563 shares of Class A stock and 1,852 shares of Class B stock held solely, (b) 5,809 restricted stock units for Class A stock that will vest within 60 days, on the date of the 2019 Annual Meeting, (c) 510,247 shares that could be acquired within 60 days upon the exercise of options granted under the 1991 Incentive Plan and 2010 Incentive Plan and (d) 51,968 shares of Class A stock held by four trusts, of which Mr. Sulzberger, Jr. is a co-trustee. Mr. Sulzberger, Jr. disclaims beneficial ownership of the shares described in (d) above.

10.
In addition to the amounts of Class A stock and Class B stock described in footnotes 1 and 2, the holdings of Ms. Tishler include (a) 16,820 shares of Class A stock held solely and (b) 40,500 shares of Class A stock held by a trust of which she is the sole trustee.

11.
According to information contained in a filing with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as of December 31, 2018, BlackRock, Inc. beneficially owned 16,647,240 shares of Class A stock. The filing states that, to the best of the holder’s knowledge, the shares were acquired in the ordinary course of such holder’s business and were not acquired for the purpose of or with the effect of changing or influencing the control of the Company.

12.
According to information contained in a filing with the SEC pursuant to the Exchange Act, as of December 31, 2018, Inversora Carso, S.A. de C.V., formerly known as Inmobiliaria Carso, S.A. de C.V. (“Inversora Carso”) beneficially owns 8,247,175 shares of Class A stock. In addition, Grupo Financiero Inbursa, S.A.B. de C.V. (“GFI”), as the parent company of Banco Inbursa, S.A., Institución de Banca Múltiple, Grupo Financiero Inbursa (“Banco Inbursa”), owns 7,950,000 shares of Class A stock.

According to the filing, (i) Inversora Carso pledged all 8,247,175 shares of Class A stock to the 2017 Mandatory Exchangeable Trust (the “Trust”) pursuant to certain forward agreements dated December 15, 2017, and (ii) GFI has pledged all 7,950,000 shares of Class A stock to the Trust pursuant to a certain forward agreement dated December 15, 2017. Inversora Carso and Banco Inbursa retain voting rights to the pledged shares and now share dispositive power with U.S. Bank National Association as collateral agent for the benefit of the Trust, which has been granted a security interest in the pledged shares pursuant to certain collateral agreements dated December 15, 2017.
According to the filing, Carlos Slim Helú, Carlos Slim Domit, Marco Antonio Slim Domit, Patrick Slim Domit, María Soumaya Slim Domit, Vanessa Paola Slim Domit and Johanna Monique Slim Domit (collectively, the “Slim Family”) are beneficiaries of a trust that in turn owns all of the outstanding voting securities of Inversora Carso and a majority of the outstanding voting equity securities of GFI. As a result, the Slim Family may be deemed to beneficially own indirectly all 16,197,175 shares of Class A stock beneficially owned by Inversora Carso and GFI. In addition, according to filings with the SEC, to the best of the holders’ knowledge, the shares were not acquired for the purpose of or with the effect of changing or influencing the control of the Company.

13.
According to information contained in a filing with the SEC pursuant to the Exchange Act, as of December 31, 2018, The Vanguard Group beneficially owned 15,022,197 shares of Class A stock. The filing states that, to the best of the holder’s knowledge, the shares were not acquired for the purpose of or with the effect of changing or influencing the control of the Company.

THE NEW YORK TIMES COMPANY - P. 11

14.
According to information contained in a filing with the SEC pursuant to the Exchange Act, as of December 31, 2018, Darsana Capital Partners LP beneficially owned 12,784,000 shares of Class A stock. The filing states that, to the best of the holder’s knowledge, the shares were acquired in the ordinary course of such holder’s business and were not acquired for the purpose of or with the effect of changing or influencing the control of the Company.

15.
According to information contained in a filing with the SEC pursuant to the Exchange Act, as of December 31, 2018, Jackson Square Partners, LLC beneficially owned 12,030,604 shares of Class A stock. The filing states that, to the best of the holder’s knowledge, the shares were acquired in the ordinary course of such holder’s business and were not acquired for the purpose of or with the effect of changing or influencing the control of the Company.

16.
According to information contained in a filing with the SEC pursuant to the Exchange Act, as of December 31, 2018, FMR LLC beneficially owned 9,905,009 shares of Class A stock. The filing states that, to the best of the holder’s knowledge, the shares were acquired in the ordinary course of such holder’s business and were not acquired for the purpose of or with the effect of changing or influencing the control of the Company.

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SECURITY OWNERSHIP OF MANAGEMENT AND DIRECTORS

The following table shows the beneficial ownership, reported to the Company as of March 6, 2019, of Class A stock and Class B stock, including shares as to which a right to acquire ownership exists (by the exercise of stock options, the vesting of restricted stock units or the conversion of Class B stock into Class A stock) within the meaning of Rule 13d-3(d)(1) under the Exchange Act, of each director and nominee named in this Proxy Statement, the chief executive officer, the chief financial officer, the three other most highly compensated executive officers of the Company during 2018, our former chief financial officer, and all directors and executive officers of the Company as a group. A portion of the shares reported below are held by the 1997 Trust, whose Trustees share voting and, in some cases, investment power with respect thereto. See “General Information—The 1997 Trust.” The table also shows, under “Class A Stock Units,” in the case of non-employee directors, cash-settled phantom stock units credited under the Directors’ Deferral Plan.

	Class A Stock	Percent of Class A Stock	Class A Stock Units	Class B Stock	Percent of Class B Stock
Amanpal S. Bhutani[1] Director	2,180	*	—	—
Diane Brayton[2] Executive Vice President, General Counsel and Secretary	15,981	*	—	—
Roland A. Caputo[2] Executive Vice President and Chief Financial Officer	39,718	*	—	—
Robert E. Denham[3] Director	49,784	*	36,833	—
James M. Follo Retired Executive Vice President and Chief Financial Officer	114,543	*	—	—
Rachel Glaser[1] Director	5,675	*	—	—
Hays N. Golden[4,5] Director	2,217,985	1.3%		738,810	92.0%
Steven B. Green[4,5] Director	2,338,072	1.4%	—	740,662	92.2%
Joichi Ito[3] Director	28,662	*	16,230	—
James A. Kohlberg[3,6] Director	46,812	*	36,833	—
Meredith Kopit Levien[2] Executive Vice President and Chief Operating Officer	5,000	*	—	—
Brian P. McAndrews[3] Director	28,602	*	16,230	—
David Perpich[4,7] Nominee for Director	136,790	*	—	2,805	0.3%
John W. Rogers, Jr.[1] Director	24,469	*	—	—
A.G. Sulzberger[4,5] Publisher of The New York Times and Director	2,179,448	1.3%	—	738,810	92.0%
Arthur Sulzberger, Jr.[4,5] Chairman of the Board	3,050,249	1.8%	—	740,662	92.2%
Mark Thompson[2] President, Chief Executive Officer and Director	814,851	*	—	—
Doreen Toben[3] Director	25,442	*	79,580	—
Rebecca Van Dyck[3] Director	25,442	*	—	—
All Directors and Executive Officers[4] (18 Individuals)	4,522,683	2.7%	205,761	743,467	92.5%
*Indicates beneficial ownership of less than 1%.			Footnotes continue on following page.

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1.
The amounts reported for this director include unvested restricted stock units for Class A stock that will vest within 60 days, on the date of the 2019 Annual Meeting, as follows: Mr. Bhutani, 2,180; Ms. Glaser, 5,675; and Mr. Rogers, 4,469.

2.
The amounts reported for this executive include shares of Class A stock that could be acquired within 60 days upon the exercise of stock options awarded under the 2010 Incentive Plan, as follows: Mr. Caputo, 11,640 and Mr. Thompson, 385,604. The amounts reported for Ms. Brayton include 4,044 unvested restricted stock units granted under the 2010 Incentive Plan that will vest within 60 days. Ms. Brayton will receive a number of shares net of shares withheld to satisfy tax obligations. The amounts reported for Ms. Kopit Levien exclude 45,389 stock-settled restricted stock units granted under the 2010 Incentive Plan that are subject to vesting conditions.

3.
The amounts reported for this director include (a) 20,973 vested restricted stock units for Class A stock (which will be distributed upon the director’s retirement from the Board) and (b) 4,469 unvested restricted stock units for Class A stock that will vest within 60 days, on the date of the 2019 Annual Meeting.

4.
Class B stock is convertible into Class A stock on a share-for-share basis. Therefore, ownership of Class B stock is deemed to be beneficial ownership of Class A stock under SEC regulations. For purposes of the presentation of ownership of Class A stock in this table, it has been assumed that each director and executive officer has converted into Class A stock all shares of Class B stock of which that person is deemed the beneficial owner. Thus, all shares of Class B stock held by the directors and executive officers, including shares held by the 1997 Trust, have been included in the calculation of the total amount of Class A stock owned by such persons as well as in the calculation of the total amount of Class B stock owned by such persons. As a result of this presentation, there are duplications in the number of shares and percentages shown in this table.

5.	See “Principal Holders of Common Stock” and “General Information—The 1997 Trust” for a discussion of this person’s holdings.

6.	The holdings for Mr. Kohlberg include 5,370 shares of Class A stock indirectly held by a trust, of which Mr. Kohlberg is the trustee.

7.
The holdings of Mr. Perpich include (a) 21,002 shares of Class A stock held solely, (b) 112,000 shares of Class A stock and 2,805 shares of Class B stock held by two family trusts for which Mr. Perpich serves as a trustee, and (c) 983 shares of Class A stock held in two custodial accounts created for the benefit of his children, for which Mr. Perpich serves as a custodian. The amounts reported exclude 4,942 stock-settled restricted stock units for Class A stock that are subject to vesting conditions.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The Company’s directors and executive officers and the beneficial holders of more than 10% of the Class A stock are required to file reports with the SEC of changes in their ownership of Company stock. Based on its review of such reports, the Company believes that all such filing requirements were met during 2018.

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PROPOSAL NUMBER 1—ELECTION OF DIRECTORS

Thirteen directors will be elected to the Board of The New York Times Company at the 2019 Annual Meeting. Nominees proposed for election as directors are listed below. Directors will hold office until the next annual meeting and until their successors are elected and qualified. Each of the nominees, except for David Perpich, is now a member of the Board of Directors, and other than Amanpal S. Bhutani, each current director was elected at the 2018 Annual Meeting for which proxies were solicited. James A. Kohlberg and Steven B. Green, who currently serve as directors, are not standing for re-election.
The Certificate of Incorporation of the Company provides that Class A stockholders have the right to elect 30% of the Board of Directors (or the nearest larger whole number). Accordingly, Class A stockholders will elect four of the 13 directors; Class B stockholders will elect nine directors. Directors are elected by a plurality of the votes cast. (Please see our policy described on page 22 regarding directors who do not receive more “for” votes than “withheld” votes.) Once elected, our directors have no ongoing status as “Class A” or “Class B” directors and have the same duties and responsibilities to all stockholders. Our Board serves as one Board with fiduciary responsibilities to all stockholders of the Company.
Proxies will be used to vote for the election of the nominees named below unless you withhold the authority to do so when you vote your proxy. Each person nominated for election has consented to being named in this Proxy Statement and has agreed to serve if elected. If any of the nominees become unavailable for election, all uninstructed proxies will be voted for such other person or persons designated by the Board. The Board has no reason to anticipate that this will occur.

Name	Age	Position with The New York Times Company	Director Since
Class A Nominees (4)
Amanpal S. Bhutani	42	Independent Director	2018
Joichi Ito	52	Independent Director	2012
Brian P. McAndrews	60	Independent Director	2012
Doreen Toben	69	Independent Director	2004
Class B Nominees (9)
Robert E. Denham	73	Independent Director	2008
Rachel Glaser	57	Independent Director	2018
Hays N. Golden[1]	34	Non-Employee Director	2017
David Perpich[2]	41	President and General Manager, Wirecutter	N/A
John W. Rogers, Jr.	60	Independent Director	2018
A.G. Sulzberger[3]	38	Director and Publisher, The New York Times	2018
Arthur Sulzberger, Jr.	67	Chairman of the Board	1997
Mark Thompson	61	President, Chief Executive Officer and Director	2012
Rebecca Van Dyck	49	Independent Director	2015

1.	Hays N. Golden is A.G. Sulzberger’s cousin and his father is a cousin of Arthur Sulzberger, Jr.

2.	David Perpich is A.G. Sulzberger’s cousin and Arthur Sulzberger, Jr.’s nephew.

3.	A.G. Sulzberger is Arthur Sulzberger, Jr.’s son.

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Skills, Experience and Qualifications
Consistent with the Company’s Corporate Governance Principles, the Nominating & Governance Committee is responsible for reviewing with the Board, on an annual basis, the requisite skills and characteristics of director nominees, as well as the composition of the Board as a whole. This assessment includes consideration of directors’ independence, character, judgment and business experience, as well as their appreciation of the Company’s core purpose, core values and journalistic mission. The Nominating & Governance Committee also considers the diversity of Board candidates, which may include diversity of skills and experience, as well as geographic, gender, age and ethnic diversity.
We believe that the combination of backgrounds, skills and experiences represented by the 13 director nominees will enable the Board and each of its committees to continue to provide sound judgment and leadership in the context of an evolving business environment and the Company’s long-term strategy, and to function effectively as a group. The biographical information for each director nominee includes a summary of the specific experience, qualifications, attributes or skills that led the Board to conclude that the person should serve as a director of the Company. While it is not possible to detail all of the experience, qualifications, attributes or skills possessed by each director, we have set out those unique and important professional characteristics that each person would bring to the Board.
Director Tenure
Our Board is composed of directors with a mix of tenure, with longer serving directors providing important experience and institutional knowledge, and newer directors providing fresh perspective to deliberations. Of the eight currently serving independent director nominees this year, four have served four or fewer years: Amanpal S. Bhutani, Rachel Glaser and John W. Rogers, Jr. each joined the Board in 2018; and Rebecca Van Dyck joined the Board in 2015. Two non-independent directors, A.G. Sulzberger and Hays N. Golden, have served fewer than two years. Two independent directors have served seven years and two have served more than 10 years.
Director Retirement Policy
The Board revised its director retirement policy in 2018. Under this policy, which is set forth in our Corporate Governance Principles, a non-employee director may not stand for re-election following the earlier of (a) his or her 75th birthday or (b) 20 years of service on the Board, unless the Board determines otherwise.

PROFILES OF NOMINEES FOR THE BOARD OF DIRECTORS

Class A Nominees
Amanpal S. Bhutani has served as a member of our Board of Directors since 2018. Mr. Bhutani is the president of the Brand Expedia Group at Expedia Group, Inc. (since 2015). From 2010 to 2015, he was the senior vice president of Expedia Worldwide Engineering at Expedia Group, Inc. From 2008 to 2010, he was a technology senior director at JPMorgan Chase and Co., and from 2002 to 2008, he was the senior vice president of ecommerce technology at Washington Mutual, Inc., which was acquired by JPMorgan Chase and Co. in 2008. Prior to that, Mr. Bhutani was the founder and technical lead at a startup, and was a senior engineer at a consultancy.
Mr. Bhutani brings to the Company and the Board extensive technological and international business expertise gained from his collective experiences in senior leadership roles at digital and consumer-facing companies. This experience provides the Board with a valuable, highly relevant perspective to the Company’s innovation efforts as the Company positions itself for further global growth.
Joichi Ito has served as a member of our Board of Directors since 2012. Dr. Ito is director of the Media Lab at the Massachusetts Institute of Technology (“MIT”) (since 2011) and professor of the Practice of Media Arts and Sciences at MIT (since 2016). Entities formed and managed by Dr. Ito have been general partner of Neoteny Labs, an early-stage investment fund focusing on Asia and the Middle East, since 2009, and as general partner of venture capital funds Neoteny 3, LP and Neotany 4, LP since 2015 and 2018, respectively. Dr. Ito was chairman from 2010 to 2012, and chief executive officer from 2008 to 2011, of Creative Commons. From 2004 to 2006, he was general manager, Global Operations, of Technorati, Inc. and from 1996 to 2003, he was chairman of Infoseek Japan. He was co-founder, 1994, and chief executive officer, from 1995 to 1999, of Digital Garage, Inc. From 1995 to 1996, he was founder and chief executive officer of PSINet Japan. Dr. Ito is a director of Digital Garage, Inc. (since 2006) and a director (since 2014)

THE NEW YORK TIMES COMPANY - P. 16

and chairman (since 2015) of PureTech Health. He was a director of Sony Corporation from 2013 to 2017 and Tucows Inc. from 2008 to 2016.
Dr. Ito brings to the Company and the Board deep digital and international experience in the technology industry, including in the area of cybersecurity, which is highly valued as the Company continues to expand its businesses digitally and globally. He has gained exposure to a wide range of digital businesses as a founder of several Internet companies, an early investor in numerous businesses and a director of various public and private companies.
Brian P. McAndrews has served as a member of our Board of Directors since 2012. Mr. McAndrews was president, chief executive officer and chairman of Pandora Media, Inc. from 2013 to 2016. From 2012 to 2013, he was venture partner, and from 2009 to 2011, he was managing director, of Madrona Venture Group, LLC. From 2007 to 2008, he was senior vice president, advertiser and publisher solutions, of Microsoft Corporation. From 2000 to 2007, he was president and chief executive officer, and from 1999 to 2000 chief executive officer, of aQuantive, Inc. From 1990 to 1999, he held various positions of increasing responsibility at ABC, Inc., including executive vice president and general manager of ABC Sports. Mr. McAndrews is a director of Frontdoor, Inc. (since 2018) and Teladoc, Inc. (since 2017) and has been a director of GrubHub, Inc. since 2011 and chairman since 2014.
Mr. McAndrews brings to the Company and the Board extensive digital expertise gained through his experience as a chief executive officer of public companies in the technology industry, as well as his private and public company director experience. His background in both traditional and digital media has also given him an understanding of digital advertising and the integration of emerging technologies, which is highly valued by the Company and the Board as the Company continues to expand its digital businesses.
Doreen Toben has served as a member of our Board of Directors since 2004. Ms. Toben was executive vice president and chief financial officer of Verizon Communications, Inc. from 2002 to 2009. From 2000 to 2002, she was senior vice president and chief financial officer of Telecom Group, Verizon Communications, Inc. From 1999 to 2000, she was vice president and controller, and from 1997 to 1999 she was vice president and chief financial officer, of Telecom/Network, Bell Atlantic Inc. Ms. Toben has also been a director of ARRIS International plc since 2013. She was a director of Tapestry, Inc. from 2017 to 2018 and Kate Spade & Company from 2009 to 2017.
Ms. Toben has over 25 years of experience in the communications industry, serving until 2009 as executive vice president and chief financial officer of Verizon Communications, Inc., where she was responsible for Verizon’s finance and strategic planning efforts. In addition to her deep communications industry experience, Ms. Toben’s financial and accounting expertise is a valuable asset to the Company, the Board and the Audit Committee.
Class B Nominees
Robert E. Denham has served as a member of our Board of Directors since 2008 and as our presiding director since 2013. Mr. Denham is a partner of Munger, Tolles & Olson LLP (from 1973 to 1991 and since 1998). From 1992 to 1998, he was chairman and chief executive officer of Salomon Inc, and from 1991 to 1992, he was general counsel of Salomon Inc and Salomon Brothers. Mr. Denham has been a director of Oaktree Capital Group LLC since 2007 and Fomento Económico Mexicano, S.A. de C.V. since 2001. Mr. Denham was a director of Chevron Corporation from 2004 to 2018.
Mr. Denham’s legal practice emphasizes advising clients on strategic and financial issues and providing disclosure and corporate law advice to public and private corporations and boards of directors. In addition, as chairman and chief executive officer of Salomon Inc, Mr. Denham successfully guided that investment banking firm as it was rebuilding. Mr. Denham also has extensive experience serving on the boards (and various board committees) of other large public companies and brings significant financial expertise to the Company, the Board and the Finance Committee. Mr. Denham has also held numerous leadership positions with associations and councils focusing on corporate governance, executive compensation, accounting, professional ethics and business, including serving as chairman of the Financial Accounting Foundation from 2004 to 2009.
Rachel Glaser has served as a member of our Board of Directors since 2018. Ms. Glaser is the chief financial officer of Etsy, Inc., a global creative commerce platform (since 2017). From 2015 to 2017, she was the chief financial officer of Leaf Group Ltd., a company that owns and operates consumer media and marketplaces. From 2012 to 2015, she was the chief financial officer of Move, Inc., the parent company of Realtor.com. From 2008 to 2011, she was the chief operating and financial officer of MyLife.com, a subscription-based search business, and from 2005 to 2008, she was the senior vice president of finance at Yahoo! Inc. From 1986 to 2005, Ms. Glaser held various finance and operations positions at The Walt Disney Company. She was a director of Sport Chalet, Inc. from 2010 to 2014.

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Ms. Glaser brings to the Company and the Board extensive financial and strategic expertise, gained from her experience in key roles at digitally focused, consumer-facing public companies. This experience provides the Board with a valuable perspective as the Company continues to expand its digital and subscription-first strategy. In addition to this experience, Ms. Glaser’s financial and accounting expertise is a valuable asset to the Company, the Board and the Audit Committee.
Hays N. Golden has served as a member of our Board of Directors since 2017. Dr. Golden is the senior director for science and strategy at Crime Lab New York, which is part of the University of Chicago’s Urban Labs (since 2019). From 2017 to 2018, he was vice president of commercial underwriting at American International Group, Inc. (“AIG”). Prior to that, he was senior manager in the commercial underwriting division of AIG from 2016 to 2017. From 2013 to 2016, he held various positions in AIG Science, a division of AIG with a focus on data science and analytics.
Dr. Golden is a fifth-generation member of the Ochs-Sulzberger family and brings to the Board a deep appreciation of the values and societal contributions of The New York Times and the Company throughout their history. His alignment with stockholder interests makes Dr. Golden an important part of the Board’s leadership and decision-making process.
David Perpich is the president and general manager of Wirecutter, a subsidiary of the Company (since 2017). From 2015 to 2017, he served as senior vice president of product for the Company, where he was responsible for overseeing The Times’s digital product portfolio across mobile and web products. Mr. Perpich served the Company as general manager, new digital products, from 2013 to 2015, and as vice president, product management, from 2011 to 2013. Mr. Perpich joined the Company in February 2010 as executive director, NYTimes.com paid products.
Mr. Perpich is a fifth-generation member of the Ochs-Sulzberger family and will bring to the Board a deep appreciation of the values and societal contributions of The New York Times and the Company throughout their history. In addition, he has served in a variety of critical executive positions that have provided him with extensive knowledge of our Company and its operations. His alignment with stockholder interests will make Mr. Perpich an important part of the Board’s leadership and decision-making process.
John W. Rogers, Jr. has served as a member of our Board of Directors since 2018. Mr. Rogers is the founder, chairman, chief executive officer and chief investment officer of Ariel Investments, LLC, an institutional money management and mutual fund firm, as well as a trustee of Ariel Investment Trust. He has been a director of Nike, Inc. since 2018, McDonald’s Corporation since 2003 and Exelon Corporation since 2000.
Mr. Rogers brings to the Company and the Board extensive business, financial and risk-management experience gained as the founder and long-serving chief executive officer and chief investment officer of a firm with over $11 billion in assets under management.  In addition, his experience serving on the boards (and several board committees) of large public companies provides highly valuable strategic perspective to the Board and the Company.
A.G. Sulzberger has served as publisher of The New York Times and a member of our Board of Directors since 2018. Mr. Sulzberger was deputy publisher of The New York Times from November 2016 to December 2017. He joined The New York Times as a reporter in 2009 from various reporting roles at other publications. From 2010 to 2012, he served as head of the Kansas City bureau, and later served as an assistant editor (from 2012 to 2015) and associate editor (from 2015 to 2016) of The Times, before he was appointed deputy publisher.
Mr. Sulzberger is a fifth-generation member of the Ochs-Sulzberger family and brings a deep appreciation of the values and societal contributions of The New York Times and the Company to his role as publisher of The New York Times. In addition, as one of the driving forces behind the Company’s digital transformation and subscription-first focus, Mr. Sulzberger brings a deep understanding and unique perspective to the Board about the Company’s business strategy and industry opportunities and challenges.
Arthur Sulzberger, Jr. has served as Chairman of the Board since 1997. In addition, until he retired as an executive in 2017, he served as publisher of The New York Times from 1992, and as executive chairman of the Company from 1997. Mr. Sulzberger, Jr. was also chief executive officer of the Company from 2011 to 2012. From 1988 to 1992, he was deputy publisher and from 1987 to 1988, he was assistant publisher, of The New York Times.
Mr. Sulzberger, Jr. is a fourth-generation member of the Ochs-Sulzberger family and brings a deep appreciation of the values and societal contributions of The New York Times and the Company throughout their history. He served in a variety of critical positions since joining the Company in 1978. As a long-time employee of the Company, including 25 years as publisher of The New York Times and 20 years as executive chairman, Mr. Sulzberger, Jr., gained

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extensive knowledge of the Company and our businesses and provides a unique insight and perspective to the Board about the Company’s business strategy and industry opportunities and challenges. In addition, his life-long affiliation with the Company provides the Board with an important historical perspective and a focus on long-term interests of the Company.
Mark Thompson has served as our president and chief executive officer and as a member of our Board of Directors since 2012. From 2004 to 2012, he was director-general of the British Broadcasting Corporation (the “BBC”), and from 2002 to 2004, he was chief executive of Channel 4 Television Corporation. From 1979 to 2001, he served in various positions of increasing responsibility at the BBC, including director of television and controller of BBC Two.
As the Company’s president and chief executive officer, Mr. Thompson has primary responsibility for overseeing and coordinating all of the Company’s strategy, operations and businesses. Mr. Thompson brings to the Company and the Board a global perspective and more than 30 years of experience in the media industry, including extensive international business and management experience gained serving as director-general of the BBC and chief executive of Channel 4 Television Corporation. In addition, his experience in reshaping the BBC to meet the challenges of the digital age is highly valued by the Company and the Board as the Company continues to expand its businesses digitally and globally.
Rebecca Van Dyck has served as a member of our Board of Directors since 2015. Ms. Van Dyck is chief marketing officer for AR/VR at Facebook, Inc. (since 2017). Previously, she was vice president of consumer and brand marketing, of Facebook, Inc. from 2012 to 2017. From 2011 to 2012, she was senior vice president and global chief marketing officer of Levi Strauss & Co. From 2007 to 2011, she was senior director, worldwide marketing and communications, of Apple Inc., and from 1994 to 2006, she held various positions at Wieden + Kennedy, Inc., including global account director for Nike International, from 2002 to 2006. From 1992 to 1994, she held various positions at TBWA Worldwide Inc.
Ms. Van Dyck brings to the Company and the Board extensive knowledge of digital consumer brand marketing and management, gained from her experience in senior executive roles at large digital and consumer-focused companies and in the advertising industry. Ms. Van Dyck’s brand expertise, as well as her international experience, provide the Board with a valuable perspective highly relevant to the Company’s digital strategy.

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RELATED PERSON TRANSACTIONS

Policy on Transactions with Related Persons.  The Board of Directors recognizes that transactions with related persons may present actual or apparent conflicts of interest and has approved a policy governing the review and approval or ratification of these transactions.
Under this policy, any transaction (or series of transactions) in which the Company or any of its subsidiaries is a participant and a director, director nominee, executive officer or beneficial holder of more than 5% of any class of the Company’s voting securities, or any immediate family member of the foregoing (each, a “related person”) has a direct or indirect material interest, and where the amount involved exceeds $120,000, must be approved or ratified by the Board, the Nominating & Governance Committee or such other committee to which such matter has been delegated for review. If it is impractical or undesirable to defer consideration of the matter until a Board or committee meeting, the policy allows the Chair of the Nominating & Governance Committee (or, if he or she is not disinterested, by the Presiding Director) to approve or ratify the transaction.
The policy provides that the Company or any of its subsidiaries may employ a related person in the ordinary course of business consistent with the Company’s policies and practices with respect to the employment of non-related persons in similar positions.
Under the policy, if the transaction involves a related person who is a director or an immediate family member of a director, that director may not participate in the deliberations or vote. In approving or ratifying a transaction under this policy, the Board, committee or director considering the matter must determine that the transaction is fair and reasonable to the Company.
A printable version of this policy is available on our website, as described on page 6.
Code of Ethics and Business Ethics Policy. Our Code of Ethics applicable to directors discourages directors from engaging in transactions that present a conflict of interest or the appearance of one. Our Business Ethics Policy applicable to employees, including executive officers and others who may be “related persons,” similarly discourages transactions where there is or could be an appearance of a conflict of interest. In addition, that policy requires specific approval by designated members of management of Company transactions in which employees have an interest. These provisions are intended to operate in addition to, and independently of, the policy on transactions with related persons described above.
Interests of Directors in Certain Transactions of the Company. In the ordinary course of our business, the Company and its subsidiaries from time to time engage in transactions with other corporations whose officers or directors are also directors of the Company. In 2018, these included, among other things, the running of advertising in Company properties for products and services of Expedia Group, Inc., Facebook, Inc., Nike, Inc. and other director-affiliated companies. All of these arrangements were conducted on an arm’s-length basis on customary terms, and the relevant non-employee director does not participate in these business relationships or profit from them.
Certain Members of the Ochs-Sulzberger Family Employed by the Company during our 2018 Fiscal Year. A.G. Sulzberger was employed as Publisher of The New York Times during 2018. See “Compensation of Executive Officers” for a description of his compensation.
James Dryfoos, who was employed as executive director, technology compliance, was paid $276,334 in 2018 and received time-vested restricted stock units with a grant date fair value of $5,700. David Perpich, who was employed as president and general manager of Wirecutter, a subsidiary of the Company, was paid $559,015 in 2018 and received time-vested restricted stock units with a grant date fair value of $150,000. In addition, in March 2019, Mr. Perpich received $300,000 in connection with a one-time three-year cash incentive award based on the financial performance of Wirecutter.
A.G. Sulzberger, James Dryfoos and David Perpich are all fifth-generation members of the Ochs-Sulzberger family and cousins.

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BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

The Board of Directors is responsible for overseeing the direction, affairs and management of the Company to ensure that they are aligned with the long-term interests of our stockholders. In exercising its oversight role, the Board recognizes its fiduciary duty to both Class A and Class B stockholders.
The Board has adopted Corporate Governance Principles that serve as a framework for the way in which the Board conducts its business and that are intended to promote the long-term interests of stockholders. A copy of the Corporate Governance Principles, most recently amended effective September 21, 2018, is available on our website, as described on page 6.
The Board’s leadership structure and key corporate governance policies and practices applicable to the Board are summarized below.
Board Leadership Structure
The Company has separated the positions of Chairman of the Board of Directors and Chief Executive Officer. In his role as Chairman of the Board, Mr. Sulzberger, Jr.:

•	presides over meetings of stockholders, directors and executive sessions of non-employee directors;

•	works with the Chief Executive Officer to develop agendas for all Board meetings;

•	with the Presiding Director, serves as a liaison between the Board and management;

•	with the other Ochs-Sulzberger family directors, serves as a liaison between the family and the Board;

•	facilitates communication among Board members between meetings; and

•	makes himself available for consultation with stockholders and other interested bodies as a representative of the Board and the Company.
Because Mr. Sulzberger, Jr. is not an independent director, the Board believes it is appropriate to continue to have a lead independent director to serve as Presiding Director who, among other things, chairs all executive sessions of our independent directors and generally provides leadership to, and fosters coordination among, our independent directors, enabling them to better fulfill their role of bringing expert outside perspectives to the Board. Mr. Denham currently serves as our Presiding Director.
In addition to chairing all executive sessions of our independent directors, our Presiding Director:

•	serves as a liaison between our Chairman of the Board and our Chief Executive Officer, on the one hand, and our independent directors, on the other;

•	reviews proposed Board meeting agendas;

•	consults with senior executives of the Company as to any concerns the executive might have; and

•	makes herself or himself available for direct consultation with major stockholders.
In addition, the Presiding Director has the authority to call meetings of the non-employee and independent directors in his or her discretion.
The Presiding Director is selected annually by the Board from the independent directors upon the recommendation of the Nominating & Governance Committee. Consistent with the Company’s Corporate Governance Principles, no director shall serve more than five consecutive one-year terms as Presiding Director, unless the Board determines otherwise.
Executive Sessions of Non-Employee Directors
The NYSE rules require that, at the listed company’s option, either non-employee directors or independent directors of such company meet periodically in executive sessions without management participation. The Company’s non-employee directors meet separately at the end of each regular meeting of the Board. Additionally, at least once a year the independent directors meet in executive session. Dr. Golden and Messrs. Green and Sulzberger, Jr. are non-employee directors who, due to their family relation to Mr. Sulzberger (and, in the case of Mr. Sulzberger,

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Jr., his recent employment as an executive officer of the Company) are not considered independent. As noted above, all executive sessions of independent directors are led by our Presiding Director.
The Board’s Role in Risk Oversight
Risk is an integral part of the Board’s deliberations throughout the year and the Board exercises its oversight responsibility both directly and through its committees.
The Company has an enterprise risk management program designed to identify, prioritize and assess a broad range of risks (e.g., strategic, operational, financial, legal/regulatory and reputational) that may affect our ability to execute our corporate strategy and fulfill our business objectives, and to formulate plans to mitigate their effects. The Audit Committee reviews an annual assessment prepared by management of the critical risks facing the Company, their relative magnitude and management’s actions to mitigate them. This annual assessment is also reviewed by the full Board.
The Board also actively oversees risks related to information security. The Audit Committee receives regular updates on information security matters from the Company’s head of information security, who also provides regular updates to the full Board.
In addition, the Board has delegated certain risk management oversight responsibilities to specific committees, each of which reports regularly to the full Board. The Audit Committee oversees risks related to, among others, financial reporting and internal controls. The Compensation Committee oversees risks related to the Company’s executive compensation program. The Nominating & Governance Committee reviews risks related to the Company’s corporate governance structure, policies and practices. The Finance Committee reviews risks related to the Company’s significant financial policies and practices. Finally, the Technology & Innovation Committee oversees risks related to the Company’s overall technology and innovation strategy.
Annual Director Election and Nominee Rotation
All directors stand for election annually. Voting is not cumulative. Under our Certificate of Incorporation, 30% (or the nearest larger whole number) of the directors are elected by the holders of the Company’s Class A stock and the remaining directors are elected by the holders of the Company’s Class B stock. Under the New York Business Corporation Law and our Corporate Governance Principles, once elected, our directors have no ongoing status as “Class A” or “Class B” directors and serve as one Board with the same fiduciary duties and responsibilities to all stockholders.
If, in an uncontested election, a nominee is elected to the Board but fails to receive a majority of the votes cast, our Corporate Governance Principles provide that such nominee must agree to resign upon the request of the Board. In determining whether to require the director to resign, the Board, with such person not participating, will consider all relevant facts and circumstances. The Board must make a decision as to whether to request such resignation within 60 days of the certification of the stockholder vote and disclose its decision within 65 days.
Our Corporate Governance Principles provide that it is the policy of the Company to have an annual rotation of the nominees for election to the Board by holders of the publicly traded Class A stock. It is intended that each of the independent directors be nominated for election by the Class A stockholders at least once every three years and that the annual slate of Class A nominees include at least one member of each of the Audit, Compensation and Nominating & Governance Committees. This policy reinforces the principle that, once elected, our directors have no ongoing status as “Class A” or “Class B” directors. All directors owe fiduciary duties and responsibilities to all of our stockholders.
Director Orientation and Ongoing Education
The Company has a comprehensive orientation program for all new non-employee directors with respect to their role as directors and as members of the particular Board committees on which they will serve. It includes meetings with senior management and top New York Times editors, as well as written materials. The senior management meetings include, among other things, an overview of the Company’s structure, operations and strategic plans; significant risks facing the Company and relevant Company policies; as well as an overview of the key responsibilities of the Board committees to which new directors have been appointed. Each current non-employee director has completed the orientation program.

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In addition, from time to time, the Company provides directors with educational materials and presentations from Company and/or third-party experts on subjects that would enable directors to better perform their duties and to recognize and deal appropriately with issues that arise. The Company pays reasonable expenses for any director to attend a director continuing education program.
Board and Committee Evaluations
Our Board has an annual Board and committee evaluation process to examine and discuss whether the Board and its committees are functioning effectively as groups and with senior management of the Company, and to identify any areas for improvement. Under this process, each director completes a written Board/committee assessment and then participates in a one-on-one interview with the Presiding Director. The results of the evaluation are then discussed with the Board and respective committee.
In recent years, the evaluation process has led to a broader scope of topics covered in Board meetings, as well as refinements to various Board processes and Board materials. The process has also informed decisions about Board composition, including criteria for director candidate skills and qualifications.
Independence of Directors
The NYSE rules require listed companies to have a board of directors with at least a majority of independent directors, as well as independent compensation and nominating/corporate governance committees. Exceptions to these requirements are available to companies of which more than 50% of the voting power for the election of directors is held by a single entity (a “controlled company”). Because of the 1997 Trust’s holdings of Class B stock, the Company qualifies as a controlled company and is exempt from these NYSE requirements. However, as a matter of good corporate governance, the Board has determined not to take advantage of these exceptions and for many years has been composed of a majority of independent directors.
In making independence determinations, the Board adheres to the specific tests for independence included in the NYSE rules. In addition, to assist in its independence assessment, the Board has adopted guidelines with respect to “material relationships.” Under these guidelines, the Board has determined that the following relationships—provided they are not required to be disclosed in the Company’s public filings by SEC rules—are categorically immaterial to a determination of independence:

•
if the director does business with the Company, or is affiliated with an entity with which the Company does business, so long as payments by or to the Company do not exceed the greater of $1 million or, in the case of an affiliated entity, 2% of the annual revenues of such entity; or

•
if the director serves as an officer or director of a charitable organization to which the Company or The New York Times Neediest Cases Fund makes a donation, so long as the aggregate annual donations do not exceed the greater of $1 million or 2% of that organization’s annual charitable receipts.

In conducting its annual director independence determination, the Board considers all of the relevant facts and circumstances, including certain transactions, relationships and arrangements with other corporations whose officers or directors are also directors of the Company. In 2018, these included, among other things, the running of advertising in Company properties for the products and services of Expedia Group, Inc., Facebook, Inc., Nike, Inc. and other director-affiliated companies. All of these arrangements were conducted on an arm’s-length basis and in each case resulted in payments within the permitted amounts described above. See “Related Person Transactions—Interests of Directors in Certain Transactions of the Company.”
Based on the foregoing, the Board affirmatively determined that each of Messrs. Bhutani, Denham, Kohlberg, McAndrews and Rogers, Dr. Ito and Mss. Glaser, Toben and Van Dyck, has no direct or indirect material relationships with the Company, and each is independent pursuant to applicable NYSE rules. In addition, the Board affirmatively determined that, during the time he served as a director in 2018, Raul Cesan had no direct or indirect material relationships with the Company, and was independent pursuant to applicable NYSE rules. Of the remaining directors, Messrs. Thompson and Sulzberger are executive officers of the Company and therefore are not independent directors. Mr. Sulzberger, Jr. served as an executive officer of the Company through December 31, 2017, and is Mr. Sulzberger’s father. Mr. Green is an uncle of Mr. Sulzberger and Dr. Golden is a cousin of Mr. Sulzberger. Due to their family relation to Mr. Sulzberger (and in the case of Mr. Sulzberger, Jr., his recent employment as an executive officer), Messrs. Green and Sulzberger, Jr. and Dr. Golden are not considered independent. In addition, Mr. Perpich, a nominee

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for director, is an employee of the Company and is a cousin of Mr. Sulzberger and, if elected, would not be considered independent.
Board Composition and Refreshment
Our Board is composed of directors with a mix of tenure, with longer serving directors providing important experience and institutional knowledge, and newer directors providing fresh perspective to deliberations.
The Nominating & Governance Committee regularly assesses our directors’ mix of skills, experience, tenure and diversity in light of the Company’s long-term strategy and advises the Board of its determinations with respect to Board composition and short- and long-term director refreshment and succession planning. As needed, the Committee identifies and evaluates potential director nominees, taking into consideration the overall needs, composition and size of the Board, as well as the criteria described more fully on page 29 under “Nominating & Governance Committee.”
The Board revised its director retirement policy in 2018. Under this policy, which is set forth in our Corporate Governance Principles, a non-employee director may not stand for re-election following the earlier of (a) his or her 75th birthday or (b) 20 years of service on the Board, unless the Board determines otherwise.
Our Board refreshment has been particularly active in recent years. Four of our eight currently serving independent director nominees this year have served four or fewer years: Messrs. Bhutani and Rogers and Ms. Glaser each joined the Board in 2018; and Ms. Van Dyck joined the Board in 2015.
Board Committees and Audit Committee Financial Experts
The Board has five standing committees: Audit, Compensation, Finance, Nominating & Governance and Technology & Innovation. In accordance with applicable NYSE requirements, the Board has determined that all members of the Audit, Compensation and Nominating & Governance Committees are independent and satisfy the relevant independence standards of the Company, the SEC (in the case of the Audit Committee) and the NYSE. See “Board Committees” for committee descriptions and membership.
The Company must disclose annually whether our Audit Committee has one or more “audit committee financial experts,” as defined by the SEC. The Board has determined that Mss. Glaser and Toben each qualify as an “audit committee financial expert” as defined by the SEC and satisfy the “financial management expertise” standard of the NYSE. In addition, the Board has determined that every member of the Audit Committee meets the “financial literacy” standard of the NYSE.
Director and Executive Stock Ownership Guidelines
To encourage alignment of the interests of our directors and stockholders, all directors are expected to own stock in the Company equal in value to at least four times the annual Board cash retainer as set from time to time by the Board. Each director is expected to accumulate this stock over an approximately five-year period. Stock units held by a director under any director compensation arrangement are included in calculating the value of ownership to determine whether this minimum ownership has been accumulated. All of our directors are in compliance with these guidelines.
In addition, those executive officers named in the “Summary Compensation Table” are subject to minimum stock ownership guidelines. These guidelines require that the Chief Executive Officer own shares of Class A stock equal in value to five times his annual base salary. All other named executive officers are required to own shares of Class A stock equal in value to two times their annual base salary. Ownership calculations include restricted stock units and vested “in-the-money” options (50% of the in-the-money value of such options is used for this calculation). Potential share payments under long-term performance awards and unvested stock options are not included. An executive officer’s stock holdings are valued at the greater of the fair market value or the officer’s tax basis in the shares (or in the case of restricted stock units, the grant date fair market value). Each executive officer has five years from becoming subject to the guidelines to attain the full holding requirements, with interim annual milestones. If at any time an executive officer does not meet the ownership requirements, he or she is expected to abide by transfer restrictions on Company stock. The Compensation Committee, and the Company’s General Counsel as its delegate, has the authority to determine matters that might arise under the terms of the guidelines, including the discretion to waive the ownership guidelines and/or interim milestones upon a showing of good reason. All of our named executive officers are in compliance with these guidelines.

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Under our insider trading policy, directors and executive officers generally may not engage in short-term, speculative trading in Company stock, such as entering into short sales, buying, selling or writing puts or calls, or engaging in hedging or other derivative transactions; hold Company stock in a margin account; or pledge Company stock as collateral for a loan.
Senior Management Evaluation and Succession Planning
In consultation with all non-employee directors, the Compensation Committee annually evaluates the performance of the Chief Executive Officer and the Publisher.
In addition, recognizing the critical importance of executive leadership to the success of the Company, the Board works with senior management to ensure that effective plans are in place for both short-term and long-term executive succession at the Company. The Board conducts annually a detailed review of the Company’s talent strategies, leadership pipeline and succession plans for key senior leadership roles.
Clawback Policy
In the event of a restatement of the Company’s financial statements due to fraud or intentional misconduct, the Board will review performance-based bonuses to executive officers whose fraud or intentional misconduct caused the restatement, and the Company will seek to recoup bonuses paid for performance during the period or periods that are the subject of the restatement.
Codes of Ethics and Employee Hotline
The Company has adopted a Business Ethics Policy applicable to all employees, a code of ethics that applies to the Chief Executive Officer and senior financial officers, and a code of ethics for directors. A printable version of each of these documents is available on our website, as described on page 6.
The Company has established an employee hotline to allow employees to lodge complaints, confidentially and anonymously, about any accounting, internal control or auditing matter, any potential securities law violation, or any human resources issue.
Independent Compensation Consultant
The Compensation Committee has directly engaged an independent compensation consultant, Exequity LLP (“Exequity”). In preparation for the Committee’s decision-making regarding 2018 compensation levels, Exequity reported on its review of target total compensation for executive officers in relation to the average of the norms across the media industry peer group and general industry, size-adjusted where possible. More generally, an Exequity representative regularly attended Compensation Committee meetings and provided general advice on executive and director compensation trends and programs. During the Company’s 2018 fiscal year, Exequity did not provide any services to the Company other than those relating to its role as compensation adviser to the Committee (which, for 2018, also included advising the Nominating & Governance Committee on director compensation trends). See “Compensation Committee—Compensation Committee Procedures.”
Communications with Directors
Stockholders may communicate with the Board of Directors care of the Corporate Secretary, The New York Times Company, 620 Eighth Avenue, New York, NY 10018. Stockholders and other interested parties may also express their concerns to the Company’s non-employee directors or the independent directors by contacting the Presiding Director, care of the Corporate Secretary, The New York Times Company, 620 Eighth Avenue, New York, NY 10018.
All such correspondence is handled in accordance with our procedures regarding communications by security holders and other interested parties to the Board of Directors, available on our website, as described on page 6. Such correspondence will be relayed to the appropriate director or directors, unless the Corporate Secretary determines it is primarily commercial in nature, is related to an improper or irrelevant topic or requests general information about the Company.

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BOARD MEETINGS AND ATTENDANCE

Total Board Meetings in 2018:  5
Total Committee Meetings in 2018:  24
2018 Board and Committee Meeting Attendance:  All directors attended 75% or more of the total meetings of the Board and of the committees on which they served.
Annual Meeting Attendance: All directors are generally expected to attend the Company’s annual meeting of stockholders. All directors attended the Company’s 2018 Annual Meeting.

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BOARD COMMITTEES

Name of Committee and Members	Principal Functions of the Committee		Meetings in 2018

Audit Doreen Toben, Chair Amanpal S. Bhutani Rachel Glaser Joichi Ito	●	Engages the Company’s independent auditors, subject to ratification by the stockholders, and receives periodic reports from the auditors and management regarding the auditors’ independence and other matters. Recommends appropriate action to ensure the auditors’ independence.	6
●
Reviews with management and the independent auditors the Company’s quarterly and annual financial statements and other financial disclosures, the adequacy of internal controls and disclosure controls and procedures and major issues regarding accounting principles and practices, including any changes resulting from amendments to the rules of any authoritative body affecting the Company’s financial disclosure.

	●	Meets regularly with the Company’s senior internal audit executive, representatives of management and the independent auditors in separate executive sessions.
	●	Reviews and approves the scope of the audit at the outset and reviews the performance of the independent auditors and any audit problems or difficulties encountered.
	●	Reviews the Company’s risk assessment and risk management policies and oversees risks related to, among others, financial reporting, internal controls and information security.
●
Reviews the scope of the annual audit plan of the Company’s internal audit department, its progress and results. Reviews the responsibility, organization, resources, competence and performance of the Company’s internal audit department.

	●	Prepares the report to stockholders included in the annual Proxy Statement.
Compensation Robert E. Denham, Chair Rachel Glaser John W. Rogers, Jr. Doreen Toben	●	In consultation with all non-employee directors, evaluates the performance of the Chief Executive Officer and the Publisher, and together with the other independent directors, approves their compensation arrangements.	5
	●	Approves compensation arrangements for the Company’s other executive officers, including base salaries, salary increases, participation in incentive compensation plans and equity awards.
●
Reviews and approves and, when appropriate, recommends to the Board for approval, incentive compensation plans for all executive officers and broad-based equity-based plans, subject to stockholder approval if required.

●
Advises the Board on the reasonableness and appropriateness of executive compensation plans and levels generally, including whether these effectively serve the interests of the Company and its stockholders by creating appropriate incentives for high levels of individual and Company performance.

●
Has such responsibilities for administration of the Company’s employee benefit plans as may be delegated by the Board from time to time, and carries out such responsibilities in part by establishing and delegating responsibilities and authority to an ERISA Management Committee.

	●	Has sole authority to engage an executive compensation consultant.

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Name of Committee and Members	Principal Functions of the Committee		Meetings in 2018

Compensation (continued)	●
Reviews and approves the Compensation Discussion and Analysis, considers the results of the most recent stockholder advisory vote on executive compensation and prepares the report to stockholders included in the annual Proxy Statement.

Finance James A. Kohlberg, Chair Robert E. Denham Hays N. Golden Steven B. Green	●	Reviews, and makes recommendations to the Board regarding, the Company’s material financial policies, practices and matters, including, without limitation, its dividend policy, investment of cash, stock repurchases and issuances, short- and long-term financings, foreign currency, hedging and derivative transactions, material acquisitions and dispositions, capital expenditures and long-term commitments.	4
●
Has such responsibilities for the management and investment of the Company’s employee benefit plan assets as may be delegated to it by the Board from time to time, and carries out such responsibilities in part by establishing and delegating responsibilities and authority to a Pension Investment Committee.

Nominating & Governance Rebecca Van Dyck, Chair Robert E. Denham James A. Kohlberg Brian P. McAndrews	●	Recommends director nominees for election to the Board.	5
●
Makes recommendations to the Board regarding the structure and composition of the Board Committees, including size and qualifications for membership, director independence, and the designation of a presiding director.

●
Advises the Board on appropriate compensation for non-employee directors. Assesses periodically the Company’s director stock ownership guidelines and the directors’ ownership relative to such guidelines, and makes recommendations as appropriate.

	●	Advises the Board on corporate governance matters.
	●	Reviews and approves or ratifies transactions with related persons if required in accordance with the Company’s policy.
	●	Oversees annual evaluation of the Board.
	●	Has sole authority to engage a search firm to identify director candidates.
Technology & Innovation Brian P. McAndrews, Chair Amanpal S. Bhutani Joichi Ito Rebecca Van Dyck	●	Reviews with management the Company’s overall technology and innovation strategy, including objectives, strategic initiatives, investments and research and development activities, and, as and when appropriate, makes recommendations to the Board.	4
	●	Reviews with management, as appropriate, major technology risks and opportunities for the Company, and emerging issues and trends in the broader marketplace.
	●	Periodically monitors and evaluates the performance of the Company’s initiatives in support of its technology and innovation strategy.
●
Consults with the Finance Committee in connection with its review of material acquisitions, dispositions, capital expenditures and long-term commitments, to the extent such actions relate to the Company’s technology and innovation strategy.

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NOMINATING & GOVERNANCE COMMITTEE

Our Nominating & Governance Committee consists of four non-employee directors: Rebecca Van Dyck, Chair; Robert E. Denham; James A. Kohlberg; and Brian P. McAndrews. Our Board has determined that each Committee member is “independent” under the corporate governance listing standards of the NYSE.
The Committee operates under a written charter adopted by the Board of Directors. The principal functions of the Committee include making recommendations to the Board regarding the composition of the Board and its Committees, including size and qualifications for membership, and the designation of a presiding director; recommending nominees to the Board for election; advising the Board on corporate governance matters; and overseeing the evaluation of the Board. The chart under “Board Committees” on pages 27-28 describes the principal functions of the Committee under its charter. A printable version of the charter is available on our website, as described on page 6.
The Committee assesses the Board’s composition each year and, as needed, identifies and evaluates potential director nominees. The Committee considers recommendations of management, stockholders and others. The Committee has sole authority to retain and terminate any search firm used to identify director candidates, including approving its fees and other retention terms. In this regard, from time to time, the Committee has retained a global executive recruiting firm, whose function is to bring specific director candidates to the attention of the Committee.
Consistent with the Company’s Corporate Governance Principles, the Committee considers various criteria in Board candidates, including, among others, independence, character, judgment and business experience, as well as their appreciation of the Company’s core purpose, core values and journalistic mission, and whether they have time available to devote to Board responsibilities.
The Committee also considers, as one factor among many, the diversity of Board candidates, which may include diversity of skills and experience as well as gender, age, ethnic and geographic diversity. The Committee does not, however, have a formal policy with regard to the consideration of diversity in identifying Board candidates.
The Committee also considers whether a potential nominee would satisfy:

•	the NYSE’s criteria of director “independence;”

•	the NYSE’s “financial literacy” and “financial management expertise” standards; and

•	the SEC’s definition of “audit committee financial expert.”
Director candidates are evaluated in light of the then-existing composition of the Board, including its overall size and structure, the backgrounds and areas of expertise of existing directors and the relative mix of independent and management directors. The Committee also considers the specific needs of the various Board committees. The Committee recommends potential director nominees to the Board, and final approval of a candidate is determined by the Board.
Amanpal S. Bhutani was appointed as a director by the Board on September 21, 2018, and is standing for election by the stockholders for the first time at the 2019 Annual Meeting. He was identified by a global executive recruiting firm retained by the Committee. After Mr. Bhutani met with members of the Committee, including the Chair, and various other members of the Board, the Committee recommended to the Board that it appoint him as a director.
David Perpich is standing for election by the Class B stockholders for the first time at the 2019 Annual Meeting. As discussed elsewhere in this Proxy Statement, the 1997 Trust, as holder of a majority of our Class B stock, has the right to elect 70% of our Board. The Committee considers, among other potential nominees, recommendations of the trustees of the 1997 Trust for nominees to be elected by the holders of the Class B stock. Mr. Perpich was brought to the attention of the Committee by the Trustees of the 1997 Trust. He is a fifth-generation member of the Ochs-Sulzberger family and serves as president and general manager of Wirecutter, a subsidiary of the Company.
Each other individual who is standing for election to the Board at the 2019 Annual Meeting is currently a director and was elected by stockholders at the 2018 Annual Meeting.
In addition, the Committee will consider director candidates recommended by stockholders. Stockholders wishing to recommend director candidates for consideration by the Committee may do so by writing to the Corporate

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Secretary, The New York Times Company, 620 Eighth Avenue, New York, NY 10018, and providing the recommended nominee’s name, biographical data and qualifications, accompanied by the written consent of the recommended nominee. The evaluation process for director nominees who are recommended by our stockholders is the same as for any nominee.

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COMPENSATION COMMITTEE

Compensation Committee Procedures
Our Board of Directors has established a Compensation Committee and charged it with the responsibility to review and either act on behalf of the Board or make recommendations to the Board concerning executive compensation and employee benefits. The Compensation Committee consists of four non-employee directors: Robert E. Denham, Chair; Rachel Glaser; John W. Rogers, Jr. and Doreen Toben. Our Board has determined that each Committee member is “independent” under the corporate governance listing standards of the NYSE.
The Committee operates under a written charter adopted by the Board of Directors. A printable version of the charter is available on our website, as described on page 6. The chart set forth in “Board Committees” on pages 27-28 describes the principal functions of the Committee under its charter.
Together with the other non-employee members of the Board, the Committee evaluates the performance of the Chief Executive Officer and Publisher and, together with the other independent directors, approves their compensation. In addition, the Committee approves all compensation for our other executive officers and discusses with management in general terms the compensation of non-executive employees.
The Committee has delegated the authority to make equity grants in limited circumstances, such as to newly hired or recently promoted employees, to a three-member management committee authorized to grant a limited number of options and other equity awards under specified parameters.
Under its charter, the Committee has sole authority to retain and terminate a consulting firm to assist in its evaluation of executive compensation. In accordance with this authority, in preparation for its decision-making regarding 2018 compensation, the Committee directly engaged an independent compensation consultant, Exequity. Exequity reported on its review of target total compensation for executive officers in relation to the average of the norms across the media industry peer group and general industry, size-adjusted where possible. Exequity also provided general advice on executive and director compensation trends and programs. In the course of advising the Committee, Exequity occasionally is asked to provide guidance and support to management in connection with matters that are reviewed by the Committee. These matters may pertain to, among other things, competitive analysis, program design recommendations, technical support and cost modeling.
During the Company’s 2018 fiscal year, Exequity did not provide any services to the Company other than those relating to its role as compensation adviser to the Committee (which, for 2018, also included advising the Nominating & Governance Committee on director compensation trends). After considering the factors required by NYSE rules, the Committee is satisfied that Exequity is independent.
The Committee generally consults with management regarding executive compensation matters, and our Chief Executive Officer makes compensation recommendations for the executive officers who report to him. The Company’s human resources, legal, controller and treasury departments support the Committee in its work.
Throughout the year, the Committee meets to discuss the Company’s executive compensation and benefits programs and related matters. Each year, the Committee generally takes the following actions:

•
together with the other independent directors of the Board, approves the compensation of the Chief Executive Officer and the Publisher, including setting salaries and approving annual and long-term incentive potentials;

•	approves compensation for the other executive officers;

•	sets financial targets for the annual incentive and long-term performance awards; and

•	approves awards of equity-based compensation for eligible employees.
In addition, each February, the Committee meets to certify the achievement of performance goals for the recently completed annual and long-term performance periods and approve the payment of those awards. Other meetings are scheduled throughout the year as the Committee deems appropriate.
The Committee has reviewed and discussed with Company management the section of this Proxy Statement titled “Compensation of Executive Officers—Compensation Discussion and Analysis,” and its report to stockholders stating that it has recommended the inclusion of such discussion and analysis appears below under “Compensation of Executive Officers” on page 37.

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Compensation Committee Interlocks and Insider Participation
No member of the Committee is now, or was during 2018 or any time prior thereto, an officer or employee of the Company. No member of the Committee had any relationship with the Company during 2018 pursuant to which disclosure would be required under applicable SEC rules pertaining to the disclosure of transactions with related persons. None of our executive officers currently serves or ever has served as a member of the board of directors, the compensation committee, or any similar body, of any entity one of whose executive officers serves or served on our Board or the Committee.
AUDIT COMMITTEE REPORT

To the Stockholders of The New York Times Company:
The Audit Committee consists of four non-employee directors: Doreen Toben, Chair; Amanpal S. Bhutani; Rachel Glaser; and Joichi Ito. The Board of Directors has determined that:

•	each Committee member is “independent” under the listing standards of the NYSE and is “financially literate” as defined by the NYSE;

•	Mss. Toben and Glaser satisfy the “financial management expertise” standard, as required by the NYSE; and

•	Mss. Toben and Glaser are “audit committee financial experts” as defined by the SEC.
The Committee operates under a written charter adopted by the Board of Directors and reviewed annually by the Committee. A printable version of the charter is available on our website, as described on page 6. The chart set forth in “Board Committees” on pages 27-28 describes the principal functions of the Committee under its charter.
Management has the primary responsibility for the financial statements and the financial reporting process, including the system of internal control over financial reporting. Ernst & Young LLP (“Ernst & Young”), the Company’s independent registered public accounting firm, is responsible for performing an independent integrated audit of (i) the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) (the “PCAOB”), and (ii) the Company’s internal control over financial reporting, and for issuing its reports thereon.
The Committee is responsible for assisting the Board in monitoring (i) the integrity of the Company’s financial statements; (ii) the Company’s compliance with legal and regulatory requirements; (iii) the qualifications and independence of the Company’s independent registered public accounting firm; (iv) the performance of the Company’s internal audit function and independent registered public accounting firm; and (v) the Company’s systems of disclosure controls and procedures and internal control over financial reporting.
In addition, the Committee’s charter requires that the Committee review the Company’s policies with respect to risk assessment and risk management. As part of its responsibilities for oversight of the Company’s enterprise risk management program, the Committee annually reviews and discusses an assessment prepared by management of the critical risks facing the Company, their relative magnitude and management’s actions to mitigate them.
The Committee has also established procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters or potential securities law violations, and the confidential and anonymous submission by Company employees of concerns regarding such matters.
The Committee is responsible for the appointment, compensation and oversight of Ernst & Young. As part of its oversight function, the Committee has adopted certain policies to ensure that Ernst & Young’s provision of services does not impair the firm’s independence. Each year, the Committee considers whether to reappoint Ernst & Young, subject to stockholder ratification, to serve as the Company’s independent registered public accounting firm. As part of this process, the Committee considers, among other things, the continued independence of Ernst & Young, the depth of the firm’s and audit team’s experience, and the quality and efficiency of the services provided by Ernst & Young.
During 2018, the Committee met six times and held separate discussions with management, the Company’s internal auditors and Ernst & Young. The full Committee reviews with management and Ernst & Young the earnings announcements and quarterly financial statements for each of the first three quarters. The Committee’s Chair, as the

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representative of the Committee, discusses the Company’s fourth-quarter and full-year earnings announcement with the Company’s Chief Financial Officer, its Controller and Ernst & Young prior to public release; other members of the Committee also generally participate in this discussion. In addition, the Committee reviews with management and Ernst & Young the Company’s annual financial statements. The Committee also reviews and discusses the Company’s compliance with the requirements of the Sarbanes-Oxley Act with respect to internal control over financial reporting.
Management has represented to the Committee that the Company’s 2018 annual consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America. The Committee reviewed and discussed with management, the Company’s internal auditors and Ernst & Young the Company’s 2018 annual consolidated financial statements and Ernst & Young’s audit report thereon, and Ernst & Young’s audit report on the effectiveness of the Company’s internal control over financial reporting. In addition, the Committee reviewed and discussed with management the annual report of management on the Company’s internal control over financial reporting.
The Committee has also discussed with Ernst & Young the matters required to be discussed by Statement on Auditing Standard No. 1301 (formerly No. 16), Communication with Audit Committees, as adopted by the PCAOB, including, among other items, matters related to the conduct of the audit of the Company’s 2018 annual consolidated financial statements.
In addition, the Committee has received and reviewed the written disclosures and the letter from Ernst & Young required by the PCAOB regarding Ernst & Young’s communications with the Committee concerning independence, and has discussed with Ernst & Young their firm’s independence from the Company and management.
In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors, and the Board has approved, that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 30, 2018, for filing with the SEC.
The Committee also has recommended, subject to stockholder ratification, the selection of Ernst & Young as the Company’s independent registered public accounting firm for the fiscal year ending December 29, 2019.
Doreen Toben, Chair
Amanpal S. Bhutani
Rachel Glaser
Joichi Ito

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DIRECTORS’ COMPENSATION

2018 Compensation of Non-Employee Directors
Our goal in setting compensation for our non-employee directors is to remain competitive in attracting and retaining high quality directors. Compensation for our non-employee directors for 2018 had the following components: cash compensation, consisting of annual retainers for non-employee Board members, Committee Chairs, Committee members and the Presiding Director; and equity compensation, in the form of restricted stock units for all non-employee Board members.
The Nominating & Governance Committee and the Board believe that our non-employee director compensation program is appropriately aligned with long-term stockholder interests because directors are subject to stock ownership guidelines (four times the annual Board cash retainer), and the shares of Class A stock payable in respect of vested restricted stock units are not delivered until a director leaves the Board.
Cash Compensation. In 2018, we paid an annual cash retainer (in quarterly installments) to non-employee Board members, Committee Chairs and Committee members and the Presiding Director as follows:

•	Annual cash Board retainer of $50,000;

•	Annual cash Committee Chair retainer of $10,000;

•	Annual cash Committee retainers in the following amounts:
— Audit—$20,000
— Compensation—$10,000
— Finance—$10,000
— Nominating & Governance—$6,000
— Technology & Innovation—$6,000; and

•	Annual cash Presiding Director retainer of $20,000.
In connection with the transition of Mr. Sulzberger, Jr. to Non-Executive Chairman effective January 1, 2018, the Committee considered an appropriate retainer. Mr. Sulzberger, Jr. declined a retainer for service in this role and receives the same compensation paid to other non-employee directors.
Restricted Stock Units. On the date of the 2018 Annual Meeting, the Company granted 4,449 restricted stock units for Class A stock (with a grant date fair value of $100,000) to each non-employee director. These restricted stock units will vest on the date of the 2019 Annual Meeting (assuming continued service on the Board of Directors until that date), and the underlying shares of Class A stock will be distributed to each non-employee director upon his or her retirement from the Board. Each non-employee director’s account is credited with additional restricted stock units with a value equal to the amount of all dividends paid on the Company’s Class A stock.
Expenses. We reimburse reasonable expenses incurred for attendance at Board and Committee meetings and director orientation or other relevant educational programs.
Recent Compensation Changes. Each year, management reports to the Nominating & Governance Committee on non-employee director compensation and makes recommendations with respect to the amount and form of compensation for non-employee directors. In 2018, the Nominating & Governance Committee also received a report from Exequity, the Compensation Committee’s independent compensation consultant, analyzing prevailing trends in director compensation. Based on this review, the Nominating & Governance Committee recommended, and the Board approved, effective January 1, 2019, (i) an increase of the annual Board cash retainer to $60,000, (ii) an increase of the annual cash Presiding Director retainer to $25,000, and (iii) an increase in the grant date fair value of the annual grant of restricted stock units for Class A stock to $113,000.

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Non-Employee Director Compensation Table
The total 2018 compensation of our non-employee directors is shown in the following table.

Name (a)	Fees Earned or Paid in Cash[1] ($) (b)	Stock Awards[2,3] ($) (c)	Option Awards[4] ($) (d)	All Other Compensation ($) (g)	Total ($) (h)
Amanpal S. Bhutani	21,065	61,000			82,065
Raul E. Cesan[5]	27,198	—	—	10,000	37,198
Robert E. Denham	106,000	100,000	—	—	206,000
Rachel Glaser	77,778	127,000			204,778
Hays N. Golden	60,000	100,000	—	—	160,000
Steven B. Green	60,000	100,000	—	—	160,000
Joichi Ito	76,000	100,000	—	—	176,000
James A. Kohlberg	76,000	100,000	—	—	176,000
Brian P. McAndrews	72,000	100,000	—	—	172,000
John W. Rogers, Jr.	48,984	100,000			148,984
Arthur Sulzberger, Jr.	50,000	130,000			180,000
Doreen Toben	90,000	100,000	—	—	190,000
Rebecca Van Dyck	64,772	100,000	—	—	164,772

1.
Includes a Presiding Director retainer for Mr. Denham and a Committee Chair retainer for each of Mss. Toben and Van Dyck and Messrs. Cesan, Denham, Kohlberg and McAndrews. The cash retainers for Messrs. Bhutani, Cesan and Rogers and Ms. Glaser were prorated for partial year service, as applicable.

2.
Included in the “Stock Awards” column is the aggregate grant date fair value of the discretionary grant of restricted stock units made to each non-employee director on April 19, 2018, under the 2010 Incentive Plan, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Stock Compensation (“FASB ASC Topic 718”). The grant date fair value of such awards is estimated as $100,000. In addition to this award, Mr. Sulzberger, Jr. received a grant of 1,334 restricted stock units (valued at $30,000), a pro rata amount reflecting his Board service from January 1, 2018 to the date of the 2018 Annual Meeting, and Ms. Glaser received a grant of 1,201 restricted stock units (valued at $27,000), a pro rata amount reflecting her Board service from January 11, 2018 to the date of the 2018 Annual Meeting. Finally, Mr. Bhutani received a grant of 2,177 restricted stock units (valued at $61,000), a pro rata amount reflecting his Board service from September 21, 2018, to the date of the 2019 Annual Meeting.

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3.	The following table shows the aggregate unvested restricted stock units and phantom stock units outstanding at December 30, 2018, for each non-employee director:

Name	Aggregate Unvested Restricted Stock Units Outstanding at December 30, 2018 (#)[a]	Aggregate Phantom Stock Units Outstanding at December 30, 2018 (#)[b]
Amanpal S. Bhutani	2,177	—
Robert E. Denham	4,462	36,833
Rachel Glaser	5,667	—
Hays N. Golden	4,462	—
Steven B. Green	4,462	20,055
Joichi Ito	4,462	16,230
James A. Kohlberg	4,462	36,833
Brian P. McAndrews	4,462	16,230
John W. Rogers, Jr.	4,462	—
Arthur Sulzberger, Jr.	5,800	—
Doreen Toben	4,462	79,580
Rebecca Van Dyck	4,462	—

(a)
Includes aggregate number of unvested restricted stock units, including unvested restricted stock units credited to each non-employee director’s account in respect of cash dividends paid on the Class A stock in 2018. Additional unvested restricted stock units were credited to each non-employee director’s account in January 2019 in respect of the Company’s fourth quarter cash dividend.

(b)
Prior to 2015, a discretionary grant of phantom Class A stock units was credited to each non-employee director’s account under the Directors’ Deferral Plan on the date of the Company’s annual meeting. Aggregate phantom stock units outstanding reflect grants prior to the termination of the Directors’ Deferral Plan on December 18, 2014, and include amounts credited in 2018 in connection with dividend equivalents, which are initially held as cash and converted to phantom stock units as of the date of the Company’s next succeeding annual meeting. Cash accounts are also credited with interest at a market rate. Subsequent to a non-employee director’s resignation, we pay him or her the cash value of amounts accumulated in his or her account.

4.
Prior to 2012, stock options were awarded under the 2004 Non-Employee Directors’ Stock Incentive Plan (the “Directors’ Incentive Plan”) annually to our non-employee directors on the date of the annual meeting. As of December 30, 2018, Mr. Kohlberg held options for 12,000 shares of Class A stock, all of which were exercisable. These stock options had a term of 10 years from the date of grant, and the option exercise prices for the awards were the average of the high and low stock prices as quoted on the NYSE on the date of the applicable annual meeting. The exercise prices of these options ranged from $4.92 to $10.79. As of December 30, 2018, Mr. Kohlberg’s options were valued at $171,680, based on (i) the closing price of the underlying Class A stock on the NYSE on December 28, 2018, the last trading day of our 2018 fiscal year, of $22.40, minus (ii) the option exercise price.

5.	The amount for Mr. Cesan represents a one-time $10,000 donation made in his honor to a nonprofit organization upon his retirement from the Board.
DIRECTORS’ AND OFFICERS’ LIABILITY INSURANCE

The Company maintains directors’ and officers’ liability insurance effective July 1, 2018, with an expiration date of July 1, 2019. The program was purchased at an annual cost of approximately $715,000. The insurance companies providing directors’ and officers’ liability insurance are Zurich American Insurance Company, ACE American Insurance Company, Travelers Casualty and Surety Company of America, Endurance American Insurance Company, Allied World Assurance Company, Great American Insurance Company and Berkley Insurance Company - US.

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COMPENSATION OF EXECUTIVE OFFICERS

Compensation Committee Report
The Compensation Committee has reviewed and discussed with Company management the “Compensation Discussion and Analysis” appearing below, and based on this review and discussions, the Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Company’s 2018 Annual Report on Form 10-K.
Robert E. Denham, Chair
Rachel Glaser
John W. Rogers, Jr.
Doreen Toben
Compensation Discussion and Analysis
We believe that our executive officers are critical to our success and to the creation of long-term stockholder value. We structure compensation for our executive officers based on the following objectives:

•	to drive performance through the achievement of short-term and long-term objectives;

•	to link our executives’ total compensation to the interests of our stockholders and to drive the creation of value for stockholders over the long term; and

•	to enable us to attract, retain and motivate the highest caliber of executives by offering competitive compensation and rewarding superior performance.
The discussion below analyzes 2018 executive compensation for the following executive officers whose compensation is set out in the Summary Compensation Table (our “named executive officers”):

•	Mark Thompson, President and Chief Executive Officer;

•	A.G. Sulzberger, Publisher, The New York Times;

•	Roland Caputo, Executive Vice President and Chief Financial Officer;

•	Meredith Kopit Levien, Executive Vice President and Chief Operating Officer;

•	Diane Brayton, Executive Vice President, General Counsel and Secretary; and

•	James M. Follo, retired Executive Vice President and Chief Financial Officer (through February 28, 2018).
Executive Summary
Executive Compensation Governance
Key executive compensation practices are summarized below. We believe these practices promote good governance and align the interests of our executive officers with the interests of our stockholders.

What we DO:

•	The Compensation Committee consists solely of independent directors, notwithstanding an exemption from NYSE rules available to us as a controlled company.

•
Each year, the Compensation Committee approves the compensation for the Company’s executive officers. For the Chief Executive Officer and the Publisher, the final compensation decisions are made by the independent members of our Board of Directors.

•
The Compensation Committee’s independent compensation consultant, Exequity, is retained directly by the Committee and performs services in support of the Committee. The Compensation Committee’s charter authorizes it to engage such consultants and advisors as it determines to be appropriate.

•
The Compensation Committee directs management to reach out to significant stockholders periodically to solicit comments on executive compensation matters, and takes this stockholder feedback into account in designing executive compensation.

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•
Each year the Compensation Committee conducts a review of the Company’s executive compensation program to ensure that it does not create risks that are reasonably likely to have a material adverse effect on the Company.

•	Equity and performance-based cash awards to executives are made under the Company’s 2010 Incentive Plan, which:

◦	prohibits the repricing of any stock option or stock appreciation right without stockholder approval; and

◦
does not contain an “evergreen” share reserve, meaning that the shares of Class A stock reserved for awards are fixed by number rather than by reference to a percentage of the Company’s total outstanding shares.

•	The Company has in place meaningful stock ownership guidelines for its named executive officers to further align their interests with those of our stockholders.

•	The Company’s executive officers are subject to a compensation recoupment or “clawback” policy.

What we DO NOT DO:

•
The Company’s executive officers may not engage in short-term, speculative trading in Company stock, including hedging or other derivative transactions, hold Company stock in a margin account or pledge Company stock as collateral for a loan.

•	The Company does not provide so-called tax “gross-ups” for its executive officers.

•	The Company does not have individual employment agreements or change in control agreements with its named executive officers.

•	The Company does not provide significant perquisites for executive officers.
2018 Compensation Highlights
In 2018, the Company continued to focus on strategic goals intended to enhance long-term stockholder value, including further growth of our digital subscription base and innovation of our products, while maintaining our focus on cost management.
Our paid digital subscription model has created a meaningful revenue stream since it launched in 2011. We ended 2018 with 3.4 million paid digital-only subscriptions, and revenues from our digital-only subscription packages increased 18% year-over-year to $401 million. We had approximately 4.3 million total subscriptions to our products as of December 30, 2018, more than at any point in our history. We believe that the continued growth in digital-only subscriptions demonstrates the success of our strategy and willingness of our readers to pay for high-quality journalism.
During the year, we continued to make significant investments in our journalism, brand and products, while taking steps to position our organization for further growth.
Management also continued to strengthen the Company’s liquidity position and debt profile in 2018. The Company ended the year with over $820 million in cash, cash equivalents and marketable securities, exceeding total debt and capital lease obligations by over $570 million.
These efforts took place while we continued to maintain the highest standards of journalism, highlighted by numerous awards and accolades.
Looking ahead, we will work to continue to grow and transform our business through further innovation of our products, strengthening of our engagement with readers both in the United States and around the world, and prudent fiscal management.

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Details of our 2018 financial results appear in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of our Annual Report on Form 10-K for the fiscal year ended December 30, 2018.
Key highlights of 2018 executive compensation were as follows:

•
Annual Incentive Compensation: The portion of 2018 annual incentive awards for our executive officers based on financial performance (an adjusted operating profit target) was earned at 119% of target. See “—Executive Compensation—Annual Incentive Compensation.”

•
Long-Term Performance Award Program: Compensation for 2018 included a payout under the 2016-2018 long-term performance award program. The portion of the award based on cumulative adjusted operating profit (60% of the executives’ target award; half paid in Class A stock and half paid in cash) was earned at 81% of target, and the portion based on relative total stockholder return (40% of the executives’ target; payable in Class A stock) was earned at 200% of the target. See “—Executive Compensation—Long-Term Incentive Compensation.”

Compensation-Setting Process
The Compensation Committee, which consists solely of independent directors, is primarily responsible for overseeing compensation for our executive officers, including the named executive officers. Each year, the Committee approves the compensation for the Company’s executive officers other than the Chief Executive Officer and Publisher, for whom final compensation decisions are made by the independent members of our Board of Directors, in consultation with the other non-employee directors.
The Committee generally reviews employee compensation matters with management. Our human resources, legal, controller and treasury departments support the Committee in its work and help administer our compensation programs. The members of the Committee also familiarize themselves with compensation trends and competitive conditions through periodic consultations with compensation experts, including Exequity, the Committee’s independent compensation advisor, and the review of market data and other information about relevant market practices. In addition, the Committee has directed management to meet with representatives of significant stockholders to solicit their feedback on executive compensation matters.
A discussion of the composition and procedures of the Committee, including the role of Exequity, is set forth above under “Compensation Committee—Compensation Committee Procedures” on pages 31-32.

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Components of Compensation
To achieve our compensation objectives, the Committee structured 2018 executive compensation to have the following components, each of which is discussed in more detail below. The compensation structure is performance-oriented, with “at risk” compensation consisting of annual and long-term incentive programs designed to link the compensation of our named executive officers to the overall success of the Company and support the Company’s business strategy and performance.

Pay Component	Structure and Intended Purpose
Fixed
Salary	Fixed cash component designed to compensate individual for responsibility level of position held.
Variable or “at risk”
Annual incentive compensation, consisting of performance-based cash awards
Performance-based awards payable in cash designed to motivate and reward an individual’s contributions to the achievement of short-term objectives by linking compensation to the achievement of the Company’s budgeted adjusted operating profit objective for the year, as well as individual operational and strategic goals. Target payout is set as a percentage of salary, with higher percentages for individuals with greater responsibility. See “—Executive Compensation—Annual Incentive Compensation.”

Long-term incentive compensation, consisting of performance-based cash and stock awards
Performance-based awards payable in cash and shares of Class A stock designed to reinforce the relationship between pay and performance by linking compensation to the achievement of three-year performance goals based on adjusted operating profit and relative total stockholder return. Target payouts are set at specific amounts of cash and shares, with higher targets for individuals with greater responsibility.

Other benefits
●
Employee benefit plans available to substantially all employees, including medical, life insurance and disability plans, and a Company 401(k) Plan that provides a match on employee contributions and discretionary profit-sharing contributions.

●
Certain executives are participants in two unfunded non-qualified defined contribution plans, one of which was frozen as of December 31, 2013, and in one of two unfunded non-qualified defined benefit plans that were frozen as of December 31, 2009.

The following charts show the components of target compensation established for our CEO and our other named executive officers for 2018 (excluding Mr. Follo, who retired in February 2018) as well as the percentage of total variable or “at risk” compensation:

80% variable or “at risk” compensation	63% variable or “at risk” compensation

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Key Factors in Setting Compensation
In setting or recommending the amount of each component of an executive’s compensation and considering his or her overall compensation package, the Committee evaluates each of the following factors:

•
Benchmarking—Each year, the Committee reviews market data for executives in positions comparable to Company executives through a process developed with Exequity, its independent compensation consultant. In preparation for its decision-making regarding 2018 compensation levels, in December 2017, the Committee reviewed target compensation in relation to the average of data from two benchmark groups, where data from both groups was available. The two benchmark groups were the media industry peer group and general industry. The media industry peer group consisted of the 17 media companies listed below. Data from these companies was collected from their participation in the 2017 Willis Towers Watson Media Executive Compensation Survey or from publicly disclosed compensation data in their annual proxy statements. The comparator group is the same as that used in connection with 2017 executive compensation decisions except that three media companies in the prior year group were acquired. To the extent data was available for particular positions, the Committee reviewed this data blended with a statistical summary of data adjusted to reflect the Company’s revenue size from the companies that participated in the Willis Towers Watson 2017 General Industry Executive Compensation Survey (excluding companies in the health-care, financial services, energy, not-for-profit and higher education industries).

A.H. Belo Corporation	Meredith Corporation	The McClatchy Company
Cablevision Systems Corporation	News Corporation	Time Inc.
Comcast Cable Communications	Scholastic Corporation	Tribune Media Company
Discovery Communications, Inc.	Scripps Networks Interactive, Inc.	Tribune Publishing Company
Gannett Co., Inc.	TEGNA Inc.	Turner Broadcasting System, Inc.
Hearst Corporation	The E.W. Scripps Company
In setting compensation for executives, the Committee reviews, among other factors, target total compensation for the Company’s executives against the target total compensation of the average of the 50th percentile level of the benchmark groups. Individual total target compensation may be higher or lower than the 50th percentile based on a number of factors, including experience and tenure, retention and succession planning considerations, challenges in matching a particular role at the Company to commonly benchmarked positions and year-to-year swings in the market reference data.

•
Performance—The Committee ties a substantial portion of each named executive officer’s total potential compensation to Company performance, as well as a portion to individual performance. All executive officers, including the named executive officers, are eligible for annual and long-term incentive compensation that reinforces the relationship between pay and performance by linking compensation to the achievement of important short- and long-term Company performance targets. These targets are set by the Committee in advance based on the Company’s objectives as set out in the operating budget and long-term projection. To ensure that the executives most responsible for development of the Company’s strategic plan are held most accountable for its successful execution, the portion of total compensation delivered in variable, performance-based awards varies directly in relation to each executive’s level of responsibility and hierarchy among the leadership team.

For those executives who report to the Chief Executive Officer, the Committee takes into consideration Mr. Thompson’s review of their performance during the year.

•
Internal Pay Equity—The Committee’s approach to compensation is that executives holding comparable positions of responsibility should have similar compensation opportunities, adjusted to reflect their responsibilities and role within the Company and recognizing that actual rewards earned should reflect achievement of individual objectives.

In setting compensation for 2018, the Committee reviewed tally sheets detailing the total compensation of the named executive officers. These tally sheets identified all components of compensation for these executives, including the compensation such executives would be eligible to receive under different termination scenarios, as described in “—Payment Upon Termination or Change in Control Table.” At the completion of this review, the Committee

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concluded that the amounts of compensation to be paid were appropriate and reasonable in light of the factors discussed above.
Setting Performance Goals
A substantial portion of each named executive officer’s compensation depends on the achievement of specific incentive targets that are directly linked to short- or long-term performance objectives. Performance is measured against the Company’s annual operating budget and the Company’s long-term projections (with respect to the applicable three years), which are developed and submitted to the Board by management annually and are based on an assessment of the state of the business and the industry and expectations regarding annual and long-term performance. The annual budgets and long-term projections set financial performance objectives that management believes are aggressive but achievable based on the underlying strategic and operating assumptions regarding revenue and cost control initiatives. Historically, the Committee has set a target performance level for a 100% payout at the same level as the relevant objective. While future results cannot be predicted, the Committee believes that these performance targets are set at levels such that achievement of the target levels would reflect a strong performance on the part of the executive officers and that payment of the maximum amounts would occur only upon the achievement of results substantially in excess of internal and market expectations at the time the targets are set.
Operating budgets and long-term projections are created independent of, and therefore the financial performance targets generally exclude, the effect of certain non-recurring or non-operational events.
Executive Compensation
Salaries
Salaries for executive officers are reviewed annually and are intended to provide competitive compensation to each executive based on position, scope of responsibility, business and leadership experience and performance. For 2018, the Committee reviewed executive officer salaries and made certain adjustments based on the Committee’s consideration of these factors. In addition, in April 2018, Mr. Caputo received a salary increase in connection with his promotion to Chief Financial Officer.
Annual Incentive Compensation
In February 2018, the Compensation Committee set 2018 annual incentive targets for all executives, including the named executive officers, as a percentage of salary. The target percentages were set taking into account a number of factors, including prevailing external practices, the Committee’s consideration of the nature of the position and internal pay equity concerns. Generally, the more responsible the executive officer’s position, the higher the target percentage. For the named executive officers, target amounts ranged from 55% to 100% of base salary (Mr. Caputo’s target percentage was subsequently increased in connection with his promotion to Chief Financial Officer in April 2018, as described further below). Mr. Follo, who retired as Executive Vice President and Chief Financial Officer on February 28, 2018, participated in the program and received a prorated portion of the payout based on the period during 2018 that he worked until his retirement.
The Committee structured 2018 annual incentive compensation, payable in cash, for executives, including the named executive officers, as follows:

2018 Annual Incentive Compensation
Component	Measure	Percentage
Financial target	Adjusted Operating Profit[1]	75%
Individual target	Assessment of achievement measured against predetermined operational and strategic goals	25%

1.
Adjusted Operating Profit is defined as (i) revenues less (ii) total operating costs (excluding severance, depreciation and amortization and non-operating retirement costs), adjusted to exclude the effect of any acquisitions and dispositions.

Financial Component
The Committee believes that adjusted operating profit is a valuable measure of our performance for compensation purposes because it facilitates comparisons with historical operating performance on a consistent basis.

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In addition, adjusted operating profit is a measure often used by investors, analysts and others to assess Company performance, and thus serves to align the interests of our executives with those of our stockholders.
Our 2018 budget, and as a result, the performance targets, took into account, among other factors, a projected challenging print advertising environment and planned investment in various initiatives. The performance level for a 100% payout of the financial component was set at the operating budget objective, with potential payouts ranging from zero to 200% of target based upon a predetermined performance scale. The Company’s actual 2018 adjusted operating profit resulted in a payout of 119% for the portion of the annual incentive awards based on financial performance. The following table sets out the 2018 adjusted operating profit targets and achievement level.

2018 Financial Performance Component
(dollars in thousands)	2018 Financial Target for Minimum (10%) Payout ($)	2018 Financial Target for 100% Payout ($)	2018 Financial Target for Maximum (200%) Payout ($)	2018 Actual ($)	Resulting Payout Percentage
Adjusted operating profit[1]	200,574	250,574	300,574	262,569	119%

1.	See Appendix A for the calculation of 2018 adjusted operating profit.
Individual Component
As noted above, 25% of annual incentive compensation depended upon an assessment of the executive’s individual achievement with respect to operational and strategic goals. In its review, the Committee took into account each executive’s responsibility for the Company’s overall performance, as well as, for Messrs. Caputo and Follo (for the period during 2018 that Mr. Follo worked until his retirement) and Mss. Kopit Levien and Brayton, Mr. Thompson’s recommendation. In particular, the Committee took into account, for Mr. Caputo, his strong performance in light of significantly increased responsibilities following his promotion in April 2018, which ensured a smooth transition of the chief financial officer role. In addition, for Ms. Kopit Levien, the Committee took into account her success in coordinating the significant work of teams across the organization and her role in the Company’s strong financial performance in 2018. The Committee assessed the individual achievement of each of the named executive officers as follows:

Name	Individual Achievement
Mark Thompson	100%
A.G. Sulzberger	100%
Roland Caputo	125%
Meredith Kopit Levien	150%
Diane Brayton	115%
James M. Follo	115%

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Resulting 2018 Annual Incentive Payouts
The following table sets out, for each named executive officer, the 2018 base annual salary and the 2018 target, potential maximum and actual annual incentive amounts, in dollars and as a percentage of the executive’s 2018 base salary.

Name	Target ($) (% of base salary)		Potential Maximum ($) (% of base salary)		Actual ($) (% of base salary)
Mark Thompson	1,020,959	100%	2,041,918	200%	1,166,446	114%
A.G. Sulzberger	381,500	70%	763,000	140%	435,864	80%
Roland Caputo[1]	327,436	63%	654,872	126%	394,560	76%
Meredith Kopit Levien	765,719	100%	1,531,438	200%	970,549	126%
Diane Brayton[1]	332,663	67%	665,326	134%	392,542	78%
James M. Follo[2]	64,898	68%	129,796	136%	76,580	81%

1.
In connection with Mr. Caputo’s promotion to Chief Financial Officer in April 2018, his base salary and annual incentive award target increased. The table reflects his increased salary and prorated incentive target amount. The table also reflects a prorated increase in Ms. Brayton’s annual incentive award target.

2.	For Mr. Follo, who retired on February 28, 2018, the information presented in this table has been prorated to reflect the period during 2018 that he worked until his retirement.

2019 Annual Incentive Compensation
The Committee structured 2019 annual cash incentive compensation for executives based on a similar allocation of 75% for financial performance and 25% for individual goals. Performance targets will again be based on adjusted operating profit, and the Committee has set target amounts for each executive officer as a percentage of base salary.
Long-Term Incentive Compensation
The Committee makes annual awards under a long-term incentive compensation program that provides executives the opportunity to earn cash and shares of Class A stock at the end of three-year performance cycles based on the achievement of specified performance goals. The Committee believes this program aligns the interest of executives with the fulfillment of our long-term strategic objectives and rewards them in relation to the achievement of these goals.
In 2018, long-term incentive compensation consisted of the grant of long-term performance-based awards for the 2018-2020 performance cycle and the payout of the 2016-2018 long-term performance-based awards.
Long-Term Performance Awards for 2018-2020
For the 2018-2020 performance cycle, long-term awards are based on the achievement of specified goals under two performance measures:

•	Cumulative adjusted operating profit: represents 60% of an executive’s target award, with half paid in Class A stock and half paid in cash; and

•
Relative total stockholder return, or “TSR,” of the Company: represents 40% of an executive’s target award and is paid in Class A stock. This metric, referred to as “Relative TSR,” compares the Company’s TSR over the three-year period relative to the TSR of the companies in the Standard & Poor’s 500 Stock Index as of the beginning of the performance period.

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The components of the long-term performance awards are illustrated below:
Adjusted Operating Profit Component
The Committee believes that adjusted operating profit is a strong reflection of the Company’s underlying operating performance. The selection of this financial measure for the three-year performance cycle is intended to focus management on normalized operating profit, which allows the Company to make critical investments in its long-term growth strategy. This metric is a valuable measure of performance for compensation purposes because it facilitates comparisons of historical operating performance on a consistent basis and is often used by investors, analysts and others.
For the adjusted operating profit awards, potential payouts range from zero to 200% of each of the target cash and target shares based upon a predetermined performance scale.
Relative TSR Component
The Committee believes that the Relative TSR metric encourages management to focus on the Company’s overall performance and value creation for its stockholders over a longer-term (three-year) period and provides an appropriate balance to the internally focused adjusted operating profit metric. In selecting a performance peer group for the Company’s Relative TSR metric, the Committee considered several criteria, including the importance of measurement against companies that compete with the Company, the size and number of companies within the benchmarking group, the reputation and credibility of companies in the group, and the relevance of those companies to the Company’s business. The Committee concluded that the use of the Standard & Poor’s 500 Stock Index satisfies key criteria: the index itself is highly reputable, including the largest U.S. companies by market capitalization; information about index performance is widely available; it includes competitor companies; and the number of companies is large enough as to minimize the possibility that relative performance would be distorted by consolidation or unusual performance by a small number of companies.
For the Relative TSR awards, potential payouts range from zero to 200% of the target amount of shares based on the percentile ranking of the Company’s TSR compared with that of each company in the index, as follows:

TSR	Payout as Percentage of Target
75th percentile or above	200%
50th percentile	100%
25th percentile	30%
Below 25th percentile	0%
Payout percentages are interpolated between performance levels. If the Company’s TSR for the three-year performance period is below the 25th percentile, the participating executives will not receive any portion of the award based on TSR.

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Notwithstanding the schedule above, the maximum payout cannot exceed 100% of the target number of shares if the Company’s TSR is negative over the performance period, regardless of the Company’s percentile ranking. Further, the total value of the award to be paid in Class A stock (i.e., the number of shares earned multiplied by the fair market value of the Class A stock on the date of the distribution) cannot exceed 400% of the dollar amount of the target award opportunity related to such share-based award.
Potential Awards
The following table shows the target and maximum potential awards of cash and shares of Class A stock for the 2018-2020 performance cycle for each of the named executive officers. The target share amounts were calculated by dividing the target dollar value by a fair value estimated using the average stock price over the 20 trading days prior to the grant date.

		Target			Maximum
Name	Metric	Shares (#)	Cash Value ($)	Total Target Value ($)	Shares (#)	Cash Value ($)	Total Target Value ($)
Mark Thompson	Adjusted Operating Profit (Cash)		900,000	900,000		1,800,000	1,800,000
	Adjusted Operating Profit (Shares)	38,035		900,000	76,070		1,800,000
	Relative TSR Shares	50,713		1,200,000	101,426		2,400,000
	Total $ Value			3,000,000			6,000,000
A.G. Sulzberger	Adjusted Operating Profit (Cash)		135,000	135,000		270,000	270,000
	Adjusted Operating Profit (Shares)	5,705		135,000	11,410		270,000
	Relative TSR Shares	7,607		180,000	15,214		360,000
	Total $ Value			450,000			900,000
Roland Caputo[1]	Adjusted Operating Profit (Cash)		160,767	160,767		321,534	321,534
	Adjusted Operating Profit (Shares)	6,910		160,767	13,820		321,534
	Relative TSR Shares	9,214		214,356	18,428		428,712
	Total $ Value			535,890			1,071,780
Meredith Kopit Levien	Adjusted Operating Profit (Cash)		300,000	300,000		600,000	600,000
	Adjusted Operating Profit (Shares)	12,678		300,000	25,356		600,000
	Relative TSR Shares	16,904		400,000	33,808		800,000
	Total $ Value			1,000,000			2,000,000
Diane Brayton	Adjusted Operating Profit (Cash)		120,000	120,000		240,000	240,000
	Adjusted Operating Profit (Shares)	5,071		120,000	10,142		240,000
	Relative TSR Shares	6,762		160,000	13,524		320,000
	Total $ Value			400,000			800,000
James M. Follo[2]	Adjusted Operating Profit (Cash)		237,000	237,000		474,000	474,000
	Adjusted Operating Profit (Shares)	10,016		237,000	20,032		474,000
	Relative TSR Shares	13,354		316,000	26,708		632,000
	Total $ Value			790,000			1,580,000

1.	Reflects Mr. Caputo’s prorated increased long-term incentive target amounts effective upon his promotion in April 2018.

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2.
Mr. Follo retired from the Company on February 28, 2018. Under the terms of the 2018-2020 long-term performance awards, Mr. Follo will be entitled to a prorated portion of the payouts, based on the period worked until his retirement, as and when payouts of 2018-2020 long-term performance awards are made to other executives.

Long-Term Performance Awards for 2016-2018
For the 2016-2018 long-term performance cycle, potential payouts were based on the achievement of specified goals under the following two performance measures:

•	Cumulative adjusted operating profit: represents 60% of an executive’s target award, with half paid in Class A stock and half paid in cash; and

•	Relative TSR: represents 40% of an executive’s target award and is paid in Class A stock.
Cumulative Adjusted Operating Profit Component
For this component, potential payouts could range from zero to 200% based upon performance against predetermined targets. The following table sets out the cumulative adjusted operating profit targets and achievement level for the 2016-2018 long-term performance cycle:

Measure	Cumulative ($) (in thousands)
Threshold adjusted operating profit (0% payout below threshold)	728,200
Target adjusted operating profit (100% payout)	828,200
Maximum adjusted operating profit (200% payout)	928,200
Actual adjusted operating profit[1]	790,906

1.	See Appendix A for the calculation of adjusted operating profit for 2016-2018.
The Company’s achievement of 2016-2018 cumulative adjusted operating profit resulted in a payout of the portion of the award based on adjusted operating profit at 81% of target.
Relative TSR Component
The Company’s TSR for 2016-2018 was 82.69%, which ranked in the 90th percentile relative to the companies in Standard & Poor’s 500 Stock Index at the beginning of the period. As a result, the payout of the portion of the 2016-2018 award based on Relative TSR was at 200% of target.
As described above, the terms of the long-term performance awards provide that the value of the award to be paid in Class A stock cannot exceed 400% of the dollar amount of the target award opportunity related to such share-based award. With respect to the 2016-2018 long-term performance awards, the significant increase in the price of the Company’s Class A stock from the grant date through February 20, 2019 (the date used to determine the value of the share-based award) would have caused the total value of the portion of the award based on relative TSR to exceed 400% of the dollar amount of the target award opportunity. Therefore, the number of shares distributed that were based on relative TSR was reduced to reflect the application of this limit.

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Resulting 2016-2018 Long-Term Performance Payout
The following table shows the target potential payments and the actual awards earned based on results over the 2016-2018 long-term performance cycle. Mr. Sulzberger did not participate in the 2016-2018 long-term performance award program as he was not an executive at the time the awards were made.

		Target			Actual
Name	Metric	Shares (#)	Cash Value ($)	Total Target Value[1] ($)	Shares (#)	Cash Value ($)	Total Award Value[2] ($)
Mark Thompson	Adjusted Operating Profit (Cash)		900,000	900,000		729,000	729,000
	Adjusted Operating Profit (Shares)	61,308		900,000	49,659		1,582,632
	Relative TSR Shares	81,744		1,200,000	150,611		4,799,973
	Total $ Value	143,052	900,000	3,000,000	200,270	729,000	7,111,605
Roland Caputo	Adjusted Operating Profit (Cash)		90,000	90,000		72,900	72,900
	Adjusted Operating Profit (Shares)	6,131		90,000	4,966		158,266
	Relative TSR Shares	8,174		120,000	15,061		479,994
	Total $ Value	14,305	90,000	300,000	20,027	72,900	711,160
Meredith Kopit Levien	Adjusted Operating Profit (Cash)		237,000	237,000		191,970	191,970
	Adjusted Operating Profit (Shares)	16,144		237,000	13,077		416,764
	Relative TSR Shares	21,526		316,000	39,661		1,263,996
	Total $ Value	37,670	237,000	790,000	52,738	191,970	1,872,730
Diane Brayton	Adjusted Operating Profit (Cash)		45,000	45,000		36,450	36,450
	Adjusted Operating Profit (Shares)	3,065		45,000	2,483		79,133
	Relative TSR Shares	4,087		60,000	7,530		239,981
	Total $ Value	7,152	45,000	150,000	10,013	36,450	355,564
James M. Follo[3]	Adjusted Operating Profit (Cash)		237,000	237,000		138,693	138,693
	Adjusted Operating Profit (Shares)	16,144		237,000	9,448		301,108
	Relative TSR Shares	21,526		316,000	28,654		913,203
	Total $ Value	37,670	237,000	790,000	38,102	133,557	1,353,004

1.	The “Total Target $ Value” reflects the value of the Adjusted Operating Profit Shares and Relative TSR Shares at $14.68, calculated on the grant date using a Monte Carlo valuation.

2.
The “Total Award $ Value” reflects the value of the Adjusted Operating Profit Shares and Relative TSR Shares at vesting (calculated using $31.87, the closing price on February 20, 2019). The table reflects the application of the 400% limit on the value of the portion of the award that is based on Relative TSR.

3.
Mr. Follo retired from the Company on February 28, 2018. Under the terms of the 2016-2018 long-term performance awards, Mr. Follo was entitled to a prorated portion of the payouts, based on the period worked until his retirement. The actual payouts presented in this table for Mr. Follo have been prorated to reflect his retirement.

Mr. Thompson’s 2015 Special Equity Award
In addition to the equity award described above, in December 2015, Mr. Thompson received an equity award with an aggregate grant date value of $3.0 million. One-half of the award was in the form of 110,947 restricted stock units for shares of Class A stock that vested on December 17, 2018. The other half consisted of a performance award with the potential to receive from 0% to 200% of a target of 98,361 shares of Class A stock based on relative TSR over the three-year performance period of 2016-2018. As noted above, for the three-year period ended December 30, 2018, the Company’s TSR was 82.69%, which ranked in the 90th percentile relative to the companies comprising the

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Standard & Poor’s 500 Stock Index at the beginning of the period. As a result, the payout of the portion of this special award based on Relative TSR was at 200% of target.
Similar to the 2016-2018 long-term performance awards described above, the significant increase in the price of the Company’s Class A stock from the award grant date through February 20, 2019 (the date used to determine the value of this award) would have caused the total value of the award to exceed the 400% limit on the dollar amount of the target award opportunity. Therefore, the number of shares was reduced to reflect the application of this limit, and as a result, Mr. Thompson received 188,264 shares in connection with this portion of his award, with a total value of $6 million.
Long-Term Incentive Compensation for 2019-2021
The Committee structured 2019-2021 long-term incentive compensation as a similar opportunity for executives to earn cash and shares of Class A stock at the end of the three-year performance cycle, with payout tied to the achievement of performance-based goals, again based on cumulative adjusted operating profit and Relative TSR.
Other Elements of Executive Compensation
All executives are eligible to participate in the Company 401(k) Plan, and certain executives, including certain named executive officers, are participants in The New York Times Company Supplemental Executive Savings Plan (the “SESP”) and The New York Times Company Savings Restoration Plan (the “Restoration Plan”). These two unfunded non-qualified defined contribution plans are intended to supplement retirement income to certain employees whose contributions to the Company 401(k) Plan are subject to limitation under the Internal Revenue Code. The SESP was frozen effective December 31, 2013. Our executives, including certain of the named executive officers, historically also participated in The New York Times Company Supplemental Executive Retirement Plan (the “SERP I”) or The New York Times Company Executive Unfunded Plan II (“SERP II,” and collectively with SERP I, the “SERPs”), non-qualified defined benefit plans intended to supplement the retirement income payable under The New York Times Companies Pension Plan (the “Pension Plan”). Finally, one named executive officer participated in the Newspaper Guild of New York—The New York Times Pension Plan (the “Guild Pension Plan”). Effective December 31, 2009, the Pension Plan and the SERPs, as well as several other defined benefit plans, were frozen, and the Guild Pension Plan was frozen effective December 31, 2012. For a further discussion of these plans, please see “—Pension Benefits” and “—Nonqualified Deferred Compensation.”
We provide certain limited perquisites to our executive officers. Perquisites provided in 2018 consisted of financial planning services to certain executive officers.
Recoupment of Compensation
The Company has a policy on recoupment of performance-based bonuses in the event of certain restatements of financial results arising due to an executive officer’s fraud or intentional misconduct. This policy is described above under “Board of Directors and Corporate Governance—Clawback Policy.”
Stock Ownership Guidelines
The named executive officers are subject to minimum stock ownership guidelines. These guidelines require that the Chief Executive Officer own shares of the Company’s Class A stock equal in value to five times his annual base salary, and the other named executive officers own shares of Class A stock equal in value to two times their annual base salary. These guidelines are described above under “Board of Directors and Corporate Governance—Director and Executive Stock Ownership Guidelines.”
In addition, the Company’s executive officers generally may not engage in short-term, speculative trading in Company stock, including hedging or other derivative transactions, hold Company stock in a margin account or pledge Company stock as collateral for a loan.
Tax Matters
The Internal Revenue Code limits the deductibility for the Company’s income tax purposes of compensation in excess of $1 million per year paid to “covered employees” (generally, the executive officers named in the “Summary Compensation Table”). Prior to the tax legislation enacted at the end of 2017, performance-based compensation meeting specified requirements, was exempt from this deduction limit. Beginning in 2018, however, pursuant to the new tax legislation, the performance-based compensation exemption is no longer available and, accordingly, compensation in excess of $1 million per year paid to “covered employees,” including any compensation paid

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pursuant to 2018 annual incentive compensation and 2018-2020 performance awards granted by the Committee in February 2018, is no longer deductible for income tax purposes.
Stockholder Advisory Vote on Executive Compensation and Stockholder Outreach
At our 2018 Annual Meeting, we held an advisory vote on executive compensation (“say-on-pay” vote). Under our Certificate of Incorporation, the say-on-pay vote is an item on which our Class B stockholders vote, and the Class B stockholders overwhelmingly supported the say-on-pay proposal in 2018.
Although Class A stockholders are not able to vote on the say-on-pay proposal, management engages in regular outreach to representatives of significant holders of our Class A common stock to solicit their feedback on executive compensation matters. The Committee considers the results of the say-on-pay vote as well as the views of significant Class A stockholders in designing executive compensation.
CEO Pay Ratio
Pursuant to rules adopted by the SEC, we present below the total 2018 annual compensation of Mark Thompson, our President and Chief Executive Officer, the total 2018 annual compensation of our median compensated employee and the ratio of the total 2018 annual compensation of Mr. Thompson to that of our median compensated employee, which we refer to as our “CEO pay ratio.”

CEO Total 2018 Annual Compensation	$6,138,483
Median Employee Total 2018 Annual Compensation	$146,636
CEO Pay Ratio	42:1

Methodology Used to Calculate the CEO Pay Ratio
To calculate our CEO pay ratio, we first identified our median compensated employee for 2018. We began with our global employee population as of October 1, 2018 (approximately 4,500 employees), which included all full-time, part-time, casual and temporary workers, but excluding Mr. Thompson. Applying the de minimis exemption under the SEC rules, we excluded 139 employees from 25 countries identified below, which together comprised less than 5% of our total employee population.

Country	Employees	Country	Employees	Country	Employees
Belgium	1	India	4	Japan	6
Brazil	1	Kenya	4	Canada	7
South Korea	1	Russia	4	Singapore	9
Lebanon	1	United Arab Emirates	4	Afghanistan	10
Netherlands	1	Egypt	5	Mexico	10
Philippines	1	Germany	5	Iraq	18
South Africa	1	Italy	5	China	23
Senegal	3	Australia	6
Switzerland	3	Israel	6
We then used total 2018 taxable wages for all non-excluded employees to identify the median compensated employee. We did not make any other assumptions, adjustments, or estimates with respect to compensation. For this purpose, we did not annualize the wages of any individuals who were employed less than the full calendar year.
To determine the CEO pay ratio, we calculated our median employee’s total 2018 annual compensation using the same methodology we use to calculate total compensation for Mr. Thompson as it appears in the Summary Compensation Table.

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Summary Compensation Table
The following table provides information concerning the compensation of our Chief Executive Officer, our Chief Financial Officer, the three other most highly compensated executive officers and our retired Chief Financial Officer for our 2018 fiscal year. For a complete understanding of the table, please read the footnotes that accompany the table as well as the “Compensation Discussion and Analysis.”

Name and Principal Position	Fiscal Year	Salary ($)[1]	Bonus ($)	Stock Awards ($)[2]	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)[3]	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)[4]	All Other Compensation ($)[5]	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Mark Thompson, President and Chief Executive Officer	2018	1,020,865	—	3,050,996	—	1,895,446	5,670	165,506	6,138,483
	2017	1,019,231	—	1,858,172	—	2,142,500	6,828	135,708	5,162,439
	2016	1,000,000	—	1,990,569	—	1,775,000	4,093	158,508	4,928,170
A.G. Sulzberger, Publisher, The New York Times[6]	2018	542,649	—	457,645	—	435,864	136	52,397	1,488,691
Roland Caputo, Executive Vice President and Chief Financial Officer[7]	2018	499,664	27,139	532,070	—	467,460	1,872	58,280	1,586,485
Meredith Kopit Levien, Executive Vice President and Chief Operating Officer	2018	765,649	—	1,016,976	—	1,162,519	1,688	122,147	3,068,979
	2017	704,712	—	1,560,465	—	1,107,955	1,684	82,833	3,457,649
	2016	612,346	—	524,179	—	472,069	621	72,266	1,681,481
Diane Brayton, Executive Vice President, General Counsel and Secretary	2018	487,677	—	406,802	—	428,992	760	53,684	1,377,915
	2017	431,731	—	185,810	—	360,241	20,466	39,808	1,038,056
James M. Follo, Former Executive Vice President and Chief Financial Officer[8]	2018	94,858		803,415		215,273	—	48,400	1,161,946
	2017	584,588	—	489,317	—	829,783	68,914	63,234	2,035,836
	2016	571,083	—	524,179	—	598,342	536,011	67,104	2,296,719

1.	The fiscal year ended December 31, 2017, was a 53-week fiscal year, and the salary amounts for that year reflect an extra week of salary earned.

2.
In accordance with SEC proxy disclosure rules, included in the “Stock Awards” column for 2018 are the grant date fair values of the stock-settled portion of the 2018-2020 performance awards made during 2018.

For a discussion of the assumptions used in computing these valuations, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Note 16 of the Notes to the Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended December 30, 2018. The grant date fair value of an award is calculated by reference to the anticipated accounting expense and may not represent the actual value that will be realized. The grant date fair value of the stock-settled portion of long-term performance awards included in the table is based upon target payouts. For 2018, the grant date fair value of the maximum potential payouts of the portion of the performance awards based on adjusted operating profit (but not the portion based on Relative TSR) would be as follows: Mr. Thompson, $1,800,000; Mr. Sulzberger, $270,000; Mr. Caputo, $321,534; Ms. Kopit Levien, $600,000; Ms. Brayton, $240,000; and Mr. Follo, $474,000.
See “—Compensation Discussion and Analysis—Executive Compensation—Long-Term Incentive Compensation” for a description of the performance awards.

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Mr. Follo retired from the Company on February 28, 2018. Included in the “Stock Awards” column for Mr. Follo is the grant date fair value of the stock-settled portion of the performance award for each year. Under the terms of the 2016-2018, 2017-2019 and 2018-2020 long-term performance awards (granted in 2016, 2017 and 2018, respectively), he is entitled only to a prorated portion of the payouts, based on the period worked until his retirement, as and when payouts of such long-term performance awards are made to other executives.

3.	The “Non-Equity Incentive Plan Compensation” column for 2018 reflects payments in connection with our annual incentive awards and the cash-settled portion of long-term performance awards as follows:

Name	Annual Incentive Awards (2018)	Long-Term Performance Cash Award (2016-2018 Cycle)
Mark Thompson	$1,166,446	$729,000
A.G. Sulzberger	435,864	N/A1
Roland Caputo	394,560	72,900
Meredith Kopit Levien	970,549	191,970
Diane Brayton	392,542	36,450
James M. Follo[2]	76,580	138,693

1.	Mr. Sulzberger did not participate in the 2016-2018 long-term performance award program as he was not an executive at the time the awards were made.

2.
Mr. Follo retired from the Company on February 28, 2018. Under the terms of these awards, Mr. Follo was entitled to a prorated portion of the payouts, based on the period worked until his retirement. The payouts presented in this table for Mr. Follo have been prorated to reflect his retirement.

Long-term performance awards for 2016-2018 also included a stock-settled component that is reflected under “Stock Awards” for 2016, the year of grant. See “—Compensation Discussion and Analysis—Executive Compensation—Long-Term Incentive Compensation” for information on the aggregate stock and cash payouts of long-term performance awards for the 2016-2018 performance cycle.

4.
The “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column for 2018 represents only above-market interest credited to each named executive officer’s account for calendar year 2018 under the terms of the Restoration Plan as follows: Mr. Thompson, $5,670; Mr. Sulzberger, $136; Mr. Caputo, $1,872; Ms. Kopit Levien, $1,688; and Ms. Brayton, $760.

Under the terms of the Restoration Plan, participants’ accounts are credited with interest based on the yield of the Barclays Capital Long Credit Index, or a successor index. The interest rate for 2018 was 4.15%, which is considered above-market under SEC proxy disclosure rules as it is greater than 120% of the applicable federal long-term rate. Only the portion of the credited interest consisting of above-market payments is included in the above table. See “—Nonqualified Deferred Compensation” below for a discussion of the terms of the Restoration Plan. The same interest rate as applied to the Restoration Plan applied to the named executive officers’ accounts under the SESP, but for the reasons discussed below in footnote 5, this column does not reflect any portion of the interest credited to the SESP account.
For 2018, each of Messrs. Caputo and Follo had a negative change in the actuarial present value of accumulated benefit under the Pension Plan and SERP I as follows: Mr. Caputo, $(130,437) and Mr. Follo, $(49,587). For 2018, Mr. Sulzberger had a negative change in the actuarial present value of accumulated benefit under the Guild Pension Plan of $(2,465). For 2018, Ms. Brayton had a negative change in the actuarial present value of accumulated benefit under the Pension Plan and SERP II of $(14,503). Accordingly, no amounts were included in this column for 2018 in respect of a change in pension value. Mr. Thompson and Ms. Kopit Levien do not participate in the Pension Plan, the Guild Pension Plan or the SERPs.
The calculation of the actuarial present value of accumulated benefits assumes a discount rate as of December 31, 2018, of 4.42% for the Pension Plan and 4.36% and 4.35%, respectively, for SERP I and SERP II, and a discount rate as of December 31, 2017, of 3.74% for the Pension Plan and 3.67% and 3.68%, respectively, for SERP I and SERP II. For a discussion of the assumptions used in calculating the actuarial present value, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Note 10 of the

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Notes to the Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended December 30, 2018.
The changes in actuarial present value are for the most part a function of the assumed discount rate and the changes in the mortality tables from time to time. As the pension benefits may only be paid in the form of an annuity, and not as a lump sum, a change in the present value has no impact on the amount an individual will receive. The Company froze the Pension Plan and the SERPs effective December 31, 2009, and froze the Guild Pension Plan effective December 31, 2012, and accordingly, the anticipated future annual payments to the executives who participate in each applicable plan have not changed since these respective dates.

5.
The table below shows the 2018 components of the “All Other Compensation” column, which include perquisites, Company contributions to the Company 401(k) Plan and the Company credit to each named executive officer’s account under the Restoration Plan (together with the Company 401(k) Plan, the “Savings Plans”) and life insurance premiums.

Name	Perquisites[a]	Contributions to Savings Plans[b]	Life Insurance Premiums[c]
Mark Thompson	$15,000	$147,998	$2,508
A.G. Sulzberger	—	51,394	1,003
Roland Caputo	—	57,144	1,136
Meredith Kopit Levien	15,000	105,266	1,881
Diane Brayton	—	52,618	1,066
James M. Follo	—	48,178	221

(a)	Amounts for Mr. Thompson and Ms. Kopit Levien consist of the incremental cost to the Company of financial planning services in 2018.

(b)
Amounts represent Company matching contributions (up to Internal Revenue Service limits) with respect to named executive officers’ deferrals to the Company 401(k) Plan, a discretionary profit-sharing contribution to the Company 401(k) Plan and our credits to the named executive officers’ accounts under the Restoration Plan. See “—Nonqualified Deferred Compensation—Restoration Plan.”

(c)
We pay premiums for basic life insurance for eligible employees, including our executive officers. Coverage is equal to an employee’s annual salary, with a minimum of $20,000 and a maximum of $1 million.

The “All Other Compensation” column does not reflect credits to the accounts of Messrs. Thompson and Caputo for their participation in the SESP. The SESP was frozen effective December 31, 2013. Under the terms of the SESP, each participant’s notional account is credited with interest annually. The SESP provides that in no event may the sum of the benefits payable under the SESP and the frozen SERP I exceed the value of the SERP I benefit that the participant would have received had SERP I not been frozen as of December 31, 2009. As a result, until a SESP participant with a SERP I benefit retires, it is not possible to calculate the amount of such participant’s notional SESP account that would be actually payable to the participant, and accordingly, the Company has not reflected such notional credits in column (i). See “—Nonqualified Deferred Compensation” for a description of the SESP and for the amount credited to the accounts of Messrs. Thompson, Caputo and Follo during 2018, and in total. In addition, see “—Potential Payments Upon Termination or Change in Control” for a description of amounts payable to the named executive officers under the Pension Plan, the SERPs and the SESP, assuming a retirement on December 30, 2018, the last day of our 2018 fiscal year.

6.	Mr. Sulzberger became Publisher effective January 1, 2018.

7.
Mr. Caputo was appointed Interim Chief Financial Officer following the retirement of Mr. Follo on February 28, 2018. In connection with his appointment, Mr. Caputo received a cash bonus, calculated at the rate of $14,000 per month, for the period during which he served in this position. This cash bonus is included under column (d). Mr. Caputo was subsequently appointed Chief Financial Officer effective April 30, 2018.

8.	Mr. Follo retired from the Company on February 28, 2018.

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Grants of Plan-Based Awards
The table below summarizes grants of annual incentive awards and long-term performance awards to our named executive officers in 2018. The footnotes below the table provide additional detail on these awards.

								All Other Stock Awards: Number of Shares of Stock or Units (#) (i)	Grant Date Fair Value of Stock and Option Awards ($) (l)[4]
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
Name (a)	Grant Date (b)	Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)
Mark Thompson	2/21/18[1]	76,572	1,020,959	2,041,918
	2/21/18[2]	450,000	900,000	1,800,000
	2/21/18[3]				34,232	88,748	177,496		3,050,996
A.G. Sulzberger	2/21/18[1]	28,613	381,500	763,000
	2/21/18[2]	67,500	135,000	270,000
	2/21/18[3]				5,135	13,312	26,624		457,645
Roland Caputo	2/21/18[1]	24,558	327,436	654,872
	2/21/18[2]	45,000	90,000	180,000
	2/21/18[3]				3,423	8,874	17,748		305,075
	4/30/18[2]	35,384	70,767	141,534
	4/30/18[3]				2,797	7,250	14,500		226,995
Meredith Kopit Levien	2/21/18[1]	57,429	765,719	1,531,438
	2/21/18[2]	150,000	300,000	600,000
	2/21/18[3]				11,410	29,582	59,164		1,016,976
Diane Brayton	2/21/18[1]	24,950	332,663	665,328
	2/21/18[2]	60,000	120,000	240,000
	2/21/18[3]				4,565	11,833	23,666		406,802
James M. Follo[5]	2/21/18[1]	4,867	64,898	129,796
	2/21/18[2]	118,500	237,000	474,000
	2/21/18[3]				9,014	23,370	46,740		803,415

1.
Annual incentive award: Threshold, target and maximum amounts in connection with our 2018 annual incentive award program. Threshold amounts reflect the minimum amount payable under the financial component of this award. The actual amounts that were paid are included in the Summary Compensation Table under column (g) for 2018. See “—Compensation Discussion and Analysis” for a description of the targets and the level of achievement for 2018.

2.
2018-2020 performance award (cash-settled): Threshold, target and maximum amounts in connection with cash-settled performance awards for the 2018-2020 cycle. Threshold amounts reflect the minimum amount payable for a certain level of performance. No payment is made for performance below such enumerated level. The actual amount that will be paid will depend on cumulative adjusted operating profit over the three-year period and will range from $0 to the maximum amount, depending on performance. Mr. Caputo received an additional award on April 30, 2018, in connection with his promotion. See “—Compensation Discussion and Analysis” for a description of the performance measure.

3.
2018-2020 performance award (stock-settled): Threshold, target and maximum amounts in connection with stock-settled performance awards for the 2018-2020 cycle. Threshold amounts reflect the minimum amount payable for a certain level of performance. No payment is made for performance below such enumerated level. The actual number of shares that will be issued will depend on two performance measures, cumulative adjusted operating profit and total stockholder return relative to companies in the Standard & Poor’s 500 Stock Index, over the three-year period. The aggregate grant date fair value of this award, as set out in column (l), is included in the Summary Compensation Table under column (e) for 2018. Mr. Caputo received an additional award on April 30,

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2018, in connection with his promotion. See “—Compensation Discussion and Analysis” for a description of the performance measures.

4.
Column (l) shows the grant date fair values of stock-settled 2018-2020 performance awards, as estimated for financial reporting purposes. The grant date fair value for the performance awards measured against the cumulative adjusted operating profit metric is calculated based on the average of the high and low stock prices on the grant date and was $25.1625. The grant date fair value for the performance awards measured against the relative total stockholder return metric is calculated on the grant date using a Monte Carlo valuation by an independent third party and was $41.29. The reported amounts may not represent the actual value that will be realized.

5.
Mr. Follo retired from the Company on February 28, 2018. Under the annual incentive award program, Mr. Follo was entitled to a prorated portion of the payout, based on the period during 2018 that he worked until his retirement, and the information presented with respect to his annual incentive award has been prorated to reflect this period. In addition, under the terms of the 2018-2020 long-term performance awards, Mr. Follo will be entitled to a prorated portion of the payouts, based on the period worked until his retirement, as and when payouts of 2018-2020 long-term performance awards are made to other executives.

Outstanding Equity Awards at Fiscal Year-End
The following table shows outstanding stock options, restricted stock units and performance awards as of December 30, 2018.

	Option Awards[1]				Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options Exercisable (#)(b)	Number of Securities Underlying Unexercised Options Unexercisable (#)(c)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested[2] (#) (g)	Market Value of Shares or Units of Stock That Have Not Vested[2] ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested[3] (#)(i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested[4] ($)(j)
Mark Thompson	385,604		8.2800	11/12/2022
					2,158	48,339
							372,664	8,347,674
A.G. Sulzberger					2,312	51,789
							36,382	814,957
Roland Caputo	11,640		7.2150	2/16/2022
	11,580		10.4550	2/17/2021
					3,933	88,099
							51,764	1,159,514
Meredith Kopit Levien					45,389	1,016,714
							116,720	2,614,528
Diane Brayton					4,044	90,586
							43,182	967,277
James M. Follo							22,634	507,002

1.	Stock options have a term of ten years from the date of grant.

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2.	Market value at December 28, 2018 ($22.40 per share), the last trading day of our 2018 fiscal year. The following table shows the grant and vesting dates of the restricted stock unit awards.

Name	Restricted Stock Units (#)	Grant Date	Vesting Date
Mark Thompson	2,158	2/20/2014	2/20/2019
A.G. Sulzberger	396	2/18/2016	2/18/2019
	1,916	12/1/2016	2/18/2019
Roland Caputo	3,933	2/20/2014	2/20/2019
Meredith Kopit Levien	45,389	6/7/2017	(a)
Diane Brayton	4,044	5/5/2016	5/5/2019

(a)	These restricted stock units vest ratably over five years from the date of grant.

3.
Represents the number of shares of Class A stock subject to outstanding stock-settled 2017-2019 and 2018-2020 performance awards. The actual number of shares that will be issued will depend on two performance measures, a financial measure tied to cumulative adjusted operating profit, and total stockholder return relative to companies in the Standard & Poor’s 500 Stock Index, over the three-year period.

4.	Market value of the shares included in column (i) at December 28, 2018 ($22.40 per share), the last trading day of our 2018 fiscal year.
Option Exercises and Stock Vested
The following table shows amounts received upon the exercise of options and vesting of restricted stock units during the fiscal year ended December 30, 2018, as well as shares of Class A stock paid out with respect to stock-settled 2016-2018 performance awards.

	Option Awards[1]		Stock Awards[2]
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($) (e)
Mark Thompson			501,639	15,153,728
A.G. Sulzberger			541	13,552
Roland Caputo	18,750	118,826	23,959	736,757
Meredith Kopit Levien			64,085	1,946,280
Diane Brayton			10,013	319,114
James M. Follo	100,000	377,180	49,725	1,505,467

1.
The value realized on exercise presented in column (c) for (i) Mr. Caputo represents the difference between the market price of Class A stock on February 12, 2018, the date of exercise, and the exercise price of the options ($24.0319 market price, 13,500 options, $20.235 exercise price; $24.00 market price, 5,250 options, $11.13 exercise price) and (ii) Mr. Follo represents the difference between the market price of Class A stock on on February 12, 2018, the date of exercise, and the exercise price of the options ($24.0068 market price, 100,000 options, $20.235 exercise price).

2.
“Stock Awards” include, for executives other than Mr. Sulzberger, shares of Class A stock paid out in early 2019 with respect to stock-settled 2016-2018 long-term performance awards. See “—Compensation Discussion and Analysis—Long-Term Incentive Compensation.” Mr. Sulzberger did not participate in the 2016-2018 long-term performance award program as he was not an executive at the time the awards were made. “Stock Awards” also include shares of Class A stock delivered during 2018 upon the vesting of restricted stock units for Messrs. Thompson (113,105), Sulzberger (541), Caputo (3,932) and Follo (11,623) and Ms. Kopit Levien (11,347). For Mr. Thompson, this figure includes 110,947 restricted stock units he received under a special equity award in 2015. See “—Compensation Discussion and Analysis—Executive Compensation—Long-Term Incentive Compensation—

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Mr. Thompson’s 2015 Special Equity Award” for information on this award. The dollar amounts presented in column (e) represent the market value of those shares of Class A stock as of the respective vesting dates.
Pension Benefits
The following table shows the number of years of credited service and the actuarial present value of accumulated benefit under the Pension Plan, Guild Pension Plan, SERP I and SERP II, as applicable, as of December 31, 2018, the measurement date for each plan. The present value amounts are estimates only, and do not necessarily reflect the actual amounts that will be paid to the named executive officers. Mr. Thompson and Ms. Kopit Levien do not participate in the Pension Plan, SERP I or SERP II, which were frozen effective December 31, 2009, prior to their joining the Company.

Name (a)	Plan Name (b)	Number of Years Credited Service (#)[1] (c)	Present Value of Accumulated Benefit ($)[2] (d)	Payments During Last Fiscal Year ($) (e)
A.G. Sulzberger	Guild Pension Plan	2	12,614	0
Roland Caputo	Pension Plan	24	885,349	0
	SERP I	24	1,466,742	0
Diane Brayton	Pension Plan	6	102,693	0
	SERP II	6	2,067	0
James M. Follo[3]	Pension Plan	3	82,756	5,154
	SERP I	3	554,505	34,438

1.
Because the Pension Plan, SERP I and SERP II were frozen effective December 31, 2009, and because the Guild Pension Plan was frozen effective December 31, 2012, years of credited service for purposes of calculating benefits are determined as of that date.

2.
The assumed retirement age used to calculate the actuarial present value of each named executive officer’s accumulated benefit is the age at which the named executive officer would be eligible to receive unreduced benefits. Under the Pension Plan, Mr. Caputo and Ms. Brayton would be eligible to receive unreduced benefits at ages 62 and 65, respectively. Under the Guild Pension Plan, Mr. Sulzberger would be eligible to receive unreduced benefits at age 65.

Under SERP I, Mr. Caputo would be eligible to receive unreduced benefits at age 60. Under SERP II, Ms. Brayton would be eligible to receive unreduced benefits at age 65.
For a discussion of the assumptions used in calculating the valuation, see footnote 4 to the Summary Compensation Table above and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Note 9 of the Notes to the Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended December 30, 2018.

3.
Mr. Follo retired from the Company effective February 28, 2018, and received a reduced SERP I benefit in connection with his retirement. See “—Potential Payments Upon Termination or Change in Control.”

Pension Plan
The Pension Plan is a defined benefit pension plan that is intended to qualify for favorable tax treatment under Section 401(a) of the Internal Revenue Code. Employees who were hired prior to January 1, 2009, were at least 21 years old and were not covered by a collective bargaining agreement became eligible to participate in the Pension Plan after completing one year of service, during which they rendered at least 1,000 hours of service. Effective December 31, 2009, the Company froze the Pension Plan, meaning no additional benefits accrue after that date. Messrs. Caputo and Follo and Ms. Brayton are participants.

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Computation of Pension Plan Benefits
Previously accrued benefits are determined under a formula that provides an annuity benefit at normal retirement age (65). This amount is the sum of:

•	1 1/2% of final average earnings (as of December 31, 2008) times years of service up to 25 years (as of December 31, 2008), plus

•	5/8% of final average earnings (as of December 31, 2008) times years of service in excess of 25 years up to 40 years (as of December 31, 2008), plus

•	5/8% of final average earnings (as of December 31, 2009) times years of service after December 31, 2008, and prior to January 1, 2010;
provided no more than 40 years of service in total may be used in the formula. However, if greater, the annual annuity benefit at normal retirement age is 1.1% of final average earnings (as of December 31, 2009) times years of service (as of December 31, 2009) up to 40 years.
“Final average earnings” are based on the highest 60 consecutive calendar months of earnings during the 120 consecutive months before December 31, 2008 or December 31, 2009, as applicable. For this purpose, earnings include total earnings from base salary, annual cash bonuses, and sales commissions, if any, but are limited each year in accordance with Internal Revenue Service rules ($245,000 in 2009, the last relevant year).
Payment of Benefits
Benefits are payable at age 65 (unless the participant is eligible for early retirement and elects to commence payment before age 65). The normal payment form is a straight life annuity for unmarried participants and a subsidized joint and 50% spouse’s annuity for married participants. A variety of other payment forms are available. A participant generally may not elect to receive retirement benefits in a single lump-sum payment. Reduced benefits are available to participants retiring after age 55 with at least five years of service (early retirement).
Guild Pension Plan
The Guild Pension Plan is a defined benefit pension plan that is intended to qualify for favorable tax treatment under Section 401(a) of the Internal Revenue Code. Employees who were hired prior to January 1, 2013, were at least 21 years old and were covered by a collective bargaining agreement became eligible to participate in the Guild Pension Plan after completing one year of employment. Effective December 31, 2012, the Company froze the Guild Pension Plan, meaning no additional benefits accrue after that date. In addition, effective December 31, 2018, the Guild Pension Plan was merged with the Pension Plan. Mr. Sulzberger was a participant in the Guild Pension Plan. Following this merger, he became a participant in the Pension Plan, although his benefits continue to be computed in accordance with the Guild Pension Plan formula described below.
Computation of Guild Pension Plan Benefits
The Guild Pension Plan provides retirement income through both a pension component and a savings component. Under the pension component, benefits are provided based on 1/10% of average monthly compensation times years of credited service. Under the savings component, employees were able to make contributions under the plan, upon which interest accrued. All employee contributions were suspended as of December 31, 2012 when the Company froze the Guild Pension Plan.
“Average monthly compensation” is based on the highest 60 consecutive calendar months of earnings during the 120 consecutive months before December 31, 2012. For this purpose, earnings include total earnings from base salary, overtime, merit increases and shift differential, if any, but are limited each year in accordance with Internal Revenue Service rules ($250,000 in 2012, the last relevant year).
Payment of Benefits
Benefits are payable at age 65 (unless the participant is eligible for early retirement and elects to commence payment before age 65). The normal payment form is a straight life annuity for unmarried participants and a joint and 50% spouse’s annuity for married participants. A variety of other payment forms are available. A participant may elect to receive 50% of retirement benefits in a single lump-sum payment. Reduced benefits are available to participants retiring between ages 51-60 with 30 years of service, or ages 60-65 with 10 years of service.

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Supplemental Executive Retirement Plan I (SERP I)
SERP I is a frozen nonqualified defined benefit pension plan. Like the Pension Plan, SERP I was amended effective December 31, 2009, to discontinue future benefit accruals. Messrs. Caputo and Follo are participants.
SERP I Benefits
SERP I retirement benefits are based on a participant’s years of service with the Company and final average earnings, both determined as of December 31, 2009. Final average earnings for purposes of SERP I are computed the same way as under the Pension Plan, except that there is no annual limit on the amount of earnings that can be taken into account when computing SERP I benefits. A participant vests in his or her SERP I benefit upon attaining age 55 and completing 10 years of service. The normal payment form is the straight life annuity for unmarried participants and subsidized joint and 50% spouse’s annuity for married participants. A variety of other payment forms are available, all actuarially equivalent in value. A participant generally may not elect to receive a lump-sum payment. Distributions are subject to compliance with Section 409A of the Internal Revenue Code. All participants are subject to non-competition restrictions for the duration of the period during which the participant is receiving benefits under SERP I.
Normal Retirement
The annual SERP I retirement benefit payable at normal retirement age (age 65) to a participant with at least 20 years of service as of December 31, 2009 is equal to 50% of final average earnings as of December 31, 2009, minus the benefits payable under the Pension Plan at age 65. Mr. Caputo had at least 20 years of service as of December 31, 2009.
Participants with less than 20 years of service as of December 31, 2008, receive an annual SERP I retirement benefit payable at normal retirement age (age 65) equal to (i) 2.5% of final average earnings as of December 31, 2009, for each year of service as of December 31, 2008, plus (ii) 2.2% of final average earnings as of December 31, 2009, for each year of service after December 31, 2008, and prior to December 31, 2009, provided that the aggregate years of service shall not exceed 20 years of service, minus (iii) benefits under the Pension Plan at age 65. Mr. Follo had less than 20 years of service prior to his retirement, and accordingly his SERP I benefits were determined at the reduced rate.
Early Retirement
A SERP I participant who retires between the ages of 60 and 65 with 10 or more years of service will receive a benefit based on the participant’s service and final average earnings at December 31, 2009. This benefit will not be reduced because of early commencement. However, the benefit of a SERP I participant who retires with 10 or more years of service between ages 55 and 60 will be reduced by 1/3 of 1% for each month benefits commence prior to age 60.
Executive Unfunded Pension Plan II (SERP II)
SERP II is a frozen nonqualified defined benefit pension plan. Like the Pension Plan and SERP I, SERP II was amended effective December 31, 2009 to discontinue further benefit accruals. Ms. Brayton is a participant in SERP II.
SERP II Benefits
The annual SERP II retirement benefit payable at normal retirement age (age 65) is equal to the excess of (a) the annual normal retirement benefit as of December 31, 2009 under the terms of the Pension Plan calculated without taking into account the annual limit under Section 401(a)(17) of the Internal Revenue Code on the amount of earnings that can be taken into account under the Pension Plan and by including in earnings the amounts deferred by the participant under the Company’s Deferred Executive Compensation Plan (the “DEC”), over (b) the annual normal retirement benefit as of December 31, 2009 under the terms of the Pension Plan. A participant vests in his or her SERP II benefit upon completion of five years of service. The SERP II benefit is paid following the later of severance from service and attainment of age 55. The benefit is reduced for commencement before age 65. If the present value of the participant’s normal retirement benefit as of the earliest retirement date is less than the applicable dollar limit under Section 402(g)(1)(B) of the Internal Revenue Code, the benefit will be paid in a single lump sum. For 2019, the dollar limit under Section 402(g)(1)(B) of the Internal Revenue Code is $19,000. It is expected that Ms. Brayton’s benefit will be payable in a lump sum. Distributions are subject to compliance with Section 409A of the Internal Revenue Code.

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Nonqualified Deferred Compensation
The following table shows Company and participant contributions, earnings and balances as of year-end under the Restoration Plan, SESP and DEC, as applicable.

Name (a)	Plan	Executive Contributions in Last FY ($)[1] (b)	Registrant Contributions in Last FY ($)[2] (c)	Aggregate Earnings in Last FY ($)[3] (d)	Aggregate Withdrawals/ Distributions in Last FY5 ($) (e)	Aggregate Balance at Last FYE ($) (f)
Mark Thompson	Restoration Plan	0	96,300	19,719	0	514,637
	SESP	0	0	190	0	4,763
	Total	0	96,300	19,909	0	519,400
A.G. Sulzberger	Restoration Plan	0	12,225	465	0	14,181
	SESP	0	0	0	0	0
	Total	0	12,225	465	0	14,181
Roland Caputo	Restoration Plan	0	24,550	6,515	0	168,537
	SESP	0	0	11,067	0	277,759
	DEC	0	0	(2,574)	(6,482)	31,920
	Total	0	24,550	15,008	(6,482)	478,216
Meredith Kopit Levien	Restoration Plan	0	48,141	5,860	0	156,940
	SESP	0	0	0	0	0
	Total	0	48,141	5,860	0	156,940
Diane Brayton	Restoration Plan	0	17,030	2,642	0	69,790
	SESP	0	0	0	0	0
	Total	0	17,030	2,642	0	69,790
James M. Follo[4]	Restoration Plan	0	39,894	8,902	(306,149)	0
	SESP	0	0	26,683	(958,375)	0
	Total	0	39,894	35,585	(1,264,524)	0

1.	Participants are not permitted to make contributions under the Restoration Plan or the SESP.

2.
The Company’s contributions to the named executive officers’ accounts under the Restoration Plan are included in column (i), and the portion of earnings credited to such account that are above-market earnings under SEC rules are included in column (h), of the Summary Compensation Table. See footnotes 4 and 5 to the Summary Compensation Table.

3.
Participants’ accounts under the Restoration Plan and the SESP are credited with interest on a daily basis at a rate based on the yield of the Barclays Capital Long Credit Index, or a successor index, as of the last business day in October of the preceding plan year. For 2018, the interest rate was 4.15%.

4.	Mr. Follo retired from the Company effective February 28, 2018. See “—Potential Payments Upon Termination or Change in Control.”

5.
The amounts included in the table for the SESP represent notional credits to the relevant named executive officer’s account during 2018 for interest and the account balances as of the end of the year. Under the terms of the SESP, in no event may the sum of the benefits payable under the SESP and the frozen SERP I exceed the value of the SERP I benefit that the participant would have received had SERP I not been frozen as of December 31, 2009. As a result, until a SESP participant retires, it is not possible to calculate the amount of such participant’s notional SESP account that would actually be payable to the participant.

See “—Potential Payments Upon Termination or Change in Control” for a description of amounts that would have been payable to the named executive officers (other than Mr. Follo) under the Pension Plan, SERP I and the SESP, assuming a retirement on December 30, 2018, the last day of our 2018 fiscal year. The SESP was frozen effective for plan years commencing after December 31, 2013. Mr. Sulzberger and Mss. Kopit Levien and Brayton do not participate in the SESP.

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Restoration Plan
Effective January 1, 2014, participants in the Company 401(k) Plan receive a 100% Company matching contribution on their deferrals up to 6% of earnings each pay period (up to applicable limits under the Internal Revenue Code). Under the Restoration Plan, participants, including executive officers, receive a contribution of 6% of a participant’s earnings in excess of the amount of compensation that can be taken into account under the Company 401(k) Plan.
The Company credits participants’ accounts with interest daily based on the yield of the Barclays Capital Long Credit Index, or a successor index.
Participants vest in their accounts pursuant to a five-year graded vesting schedule or, upon a change in control, death, disability, retirement or attainment of age 65 while employed, become 100% vested. Upon termination of employment, participants will receive a lump-sum payment of their vested account balances under the Restoration Plan. Distributions are subject to compliance with Section 409A of the Internal Revenue Code.
Supplemental Executive Savings Plan
Messrs. Thompson, Caputo and Follo are participants in the SESP, which was frozen effective for plan years commencing after December 31, 2013. For plan years through 2013, a SESP participant’s account was credited each year with a “supplemental contribution” equal to (i) 10% of his or her compensation for those who were SERP I participants on December 31, 2009, or (ii) 5% for those who were not SERP I participants on December 31, 2009. Certain participants, including Mr. Follo, were eligible for a “transition credit” equal to 10% of their compensation. Effective for plan years commencing after December 31, 2013, the Company has amended the SESP to discontinue all future supplemental contributions and transition credits. No other executive may be designated as a participant in the now frozen plan.
Participants vest in their benefit upon attaining age 55 and completing 10 years of service or upon a change in control. Upon termination of employment, participants receive a lump-sum payment of their vested account balances under the SESP. Distributions are subject to compliance with Section 409A of the Internal Revenue Code.
Deferred Executive Compensation Plan
The Company maintains a Deferred Executive Compensation Plan, which was frozen effective January 1, 2016. Mr. Caputo participates in this plan.

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Potential Payments Upon Termination or Change in Control
The following table sets out the compensation for the named executive officers (other than Mr. Follo) assuming (i) a termination of the executive’s employment as a result of a termination, resignation, or death, disability or retirement; (ii) a change in control; or (iii) a termination of employment following a change in control, in all cases, as of December 30, 2018, the last day of our 2018 fiscal year. Mr. Follo retired on February 28, 2018, and the information contained in the table below reflects the actual payments and benefits to which he became entitled as a result of his retirement. We have no employment agreements with any named executive officer that provide for severance or other guaranteed payments in the case of termination or change in control. However, certain elements of executive compensation are treated differently under various termination of employment scenarios or upon a change in control, as follows:

•
Current Compensation Components—Our current executive compensation consists primarily of a base salary and performance-based annual and long-term incentive compensation. Base salary is paid through the last day worked, regardless of the reason for termination of employment. In the case of a termination of employment due to death, disability or retirement, an executive would be entitled to prorated portions of existing annual and long-term performance awards, based on the period worked, as and when they are paid to other executives. In all other circumstances, the executive must be employed by the Company on the date of payment in order to receive payout of the applicable award. In the case of our three-year performance awards, upon the occurrence of a change in control, the performance period would be deemed to have ended upon such occurrence and payouts will be made in accordance with the performance over the shortened performance period.

•
Equity Awards—Certain of our named executive officers hold unvested restricted stock units. In the case of a termination of employment due to death or disability, all such unvested restricted stock units would immediately vest, except for restricted stock units awarded to Messrs. Thompson and Caputo in 2014, which would be canceled upon a termination of employment due to death or disability. In all other circumstances (including retirement), restricted stock units would be forfeited upon termination. Upon the occurrence of a change in control, restricted stock units would vest if not assumed by any successor entity, and if so assumed, would vest upon a termination under certain circumstances within 12 months. Messrs. Thompson and Caputo also hold stock options granted in fiscal years prior to 2013, all of which have vested.

•	Retirement benefits (Pension Plan and SERPs)—Benefits will be paid out as described above under “—Pension Benefits.”

•
Nonqualified deferred compensation (Restoration Plan and SESP)—The Restoration Plan has a five-year graded vesting schedule. As of December 30, 2018, each named executive officer is fully vested in their interests under the Plan. Upon termination of employment for any reason, participants in the Restoration Plan and the SESP (or their beneficiaries, in the event of death) receive a lump-sum payment of their vested account balance, reduced, in the case of the SESP, so that the sum of the benefits payable under the SESP and SERP I do not exceed the value of the SERP I benefit that would have been received had SERP I not been frozen as of December 31, 2009. Participants’ accounts under these plans would vest upon a change in control.

The following table and footnotes quantify, for each named executive officer other than Mr. Follo, the payments and benefits that would be required to be paid under the Company’s compensation programs upon various scenarios for termination of employment or a change in control of the Company as of December 30, 2018, the last day of our 2018 fiscal year. For Mr. Follo, the following table and footnotes quantify the payments and benefits to which he became entitled as a result of his retirement effective February 28, 2018. Messrs. Thompson and Caputo were eligible to retire as of December 30, 2018, and accordingly, the payments and benefits to them in the case of a termination or resignation would be the same as in the case of retirement.

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Payment Upon Termination or Change in Control Table1

Name	Termination ($)	Resignation ($)	Death, Disability or Retirement ($)	Change in Control[2] ($)	Termination Upon Change in Control[2] ($)
Mark Thompson
Salary	0	0	0	0	0
Annual and long-term performance awards[3]	17,278,025	17,278,025	17,278,025	3,000,000	17,278,025
Restricted stock units[4]	0	0	0	0	48,339
Present value of Pension Plan and SERP benefits[5]	N/A	N/A	N/A	N/A	N/A
Nonqualified deferred compensation[6]	642,010	642,010	642,010	4,763	646,773
A.G. Sulzberger
Salary	0	0	0	0	0
Annual and long-term performance awards[3]	0	0	685,864	250,000	250,000
Restricted stock units[4]	0	0	51,789	0	51,789
Present value of Pension Plan and SERP benefits	12,614	12,614	12,614	0	12,614
Nonqualified deferred compensation[6]	14,181	14,181	44,950	0	14,181
Roland Caputo
Salary	0	0	0	0	0
Annual and long-term performance awards[3]	1,484,350	1,484,350	1,484,350	378,630	1,484,350
Restricted stock units[4]	0	0	0	0	88,099
Present value of Pension Plan and SERP benefits[5]	2,352,091	2,352,091	2,352,091	0	2,352,091
Nonqualified deferred compensation[6]	514,735	514,735	514,735	0	514,735
Meredith Kopit Levien
Salary	0	0	0	0	0
Annual and long-term performance awards[3]	0	0	3,783,065	939,786	939,786
Restricted stock units[4]	0	0	1,016,714	0	1,016,714
Present value of Pension Plan and SERP benefits[5]	N/A	N/A	N/A	N/A	N/A
Nonqualified deferred compensation[6]	156,940	156,940	241,581	0	156,940
Diane Brayton
Salary	0	0	0	0	0
Annual and long-term performance awards[3]	0	0	1,081,439	333,333	333,333
Restricted stock units[4]	0	0	90,586	0	90,586
Present value of Pension Plan and SERP benefits[5]	104,760	104,760	104,760	0	104,760
Nonqualified deferred compensation[6]	69,790	69,790	101,783	0	69,790
James M. Follo
Salary			0
Annual and long-term performance awards[3]			1,781,366
Restricted stock units[4]			0
Present value of Pension Plan and SERP benefits[5]			655,240
Nonqualified deferred compensation[6]			1,292,078

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1.	Mr. Follo retired on February 28, 2018, and the information contained in the table above for him reflects the actual payments and benefits to which he became entitled as a result of his retirement.

2.
Amounts included under “Change in Control” include the incremental compensation that the named executive officers would receive as a result of a change in control and do not include compensation under existing programs they would receive as a result of their continued employment following a change in control. Amounts included under “Termination Upon a Change in Control” include the aggregate amount the named executive officer would receive as a result of the change in control and a termination in connection therewith.

Under the 2010 Incentive Plan, upon the occurrence of a change in control, the performance period for existing long-term performance awards would be deemed to have ended and payouts would be made in accordance with performance over the shortened performance period. In addition, vesting of restricted stock units (which is time-based) would be accelerated to the extent that the awards are not assumed, substituted or replaced by the Company’s successor, if any, and if such restricted stock units were so assumed, substituted or replaced, their vesting would accelerate only upon a subsequent involuntary termination of employment, other than on account of death, disability, retirement, or willful and gross misconduct or willful failure to perform services, within 12 months following the change in control.
Under the Restoration Plan and the SESP, participants vest in their accounts upon a change in control.
A change in control will generally be deemed to occur:

•	if a person or group (other than defined permitted holders) obtains the right or ability to elect or designate for election at least a majority of the Board; or

•
upon the consummation of any share exchange, consolidation or merger of the Company pursuant to which the Company’s common stock will be converted into cash, securities or other property or any sale, lease or other transfer of the consolidated assets of the Company and its subsidiaries substantially as an entirety; provided, however, that any such share exchange, consolidation or merger will not be a change in control if holders of the Company’s common stock immediately prior to such transaction collectively own, directly or indirectly, more than 50% of all classes of common equity of the continuing or surviving corporation or transferee or the parent thereof immediately after such transaction in substantially the same proportion as such ownership immediately prior to such share exchange, consolidation or merger.

3.
The amounts shown under each column other than “Change in Control,” represent, in the case of annual and long-term awards paid in February 2019, the actual amounts paid, and in the case of long-term performance awards payable in future years, a prorated portion of the target amounts (two-thirds of target for the 2017-2019 cycle and one-third of target for the 2018-2020 cycle). Actual payouts of such ongoing long-term performance awards would be made at the end of the relevant performance period and would depend on the Company’s achievement of the applicable targets.

Under the 2010 Incentive Plan, upon the occurrence of a change in control, the performance period for existing long-term performance awards would be deemed to have ended and payouts would be made in accordance with performance over the shortened performance period. The amounts shown under the “Change in Control” column represent a prorated portion of the target amounts of long-term performance awards payable in future years (two-thirds of target for the 2017-2019 cycle and one-third of target for the 2018-2020 cycle).

4.
The amounts shown for “Restricted stock units” represent the value of restricted stock units that would become deliverable in shares, based on the Company’s closing stock price on December 28, 2018 ($22.40), the last trading day of our 2018 fiscal year. In the case of a termination of employment due to death or disability, all unvested restricted stock units held by Messrs. Thompson and Caputo would be forfeited; those held by Mr. Sulzberger and Mss. Kopit Levien and Brayton would immediately vest.

Messrs. Thompson and Caputo also hold stock options granted in fiscal years prior to 2013, all of which have vested and thus, for purposes of the table, would be unaffected by the holder’s termination and/or a change in control.

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5.
The amount shown below for Mr. Follo represent the actuarial present value of the aggregate anticipated annual payments under the Pension Plan and SERP I as of February 28, 2018, the date of his retirement. For the other named executive officers, the amounts shown below represent the actuarial present value of the aggregate anticipated annual payments under (a) the Pension Plan or Guild Pension Plan, as relevant and (b) SERP I in the case of Mr. Caputo and SERP II in the case of Ms. Brayton, assuming retirement at December 30, 2018, in each case based on the following anticipated annual payments pursuant to the terms of the Pension Plan:

A.G. Sulzberger	$2,239
Roland Caputo	184,094
Diane Brayton	14,765
James M. Follo	42,992
Although the total present value of retirement benefits is shown in the Payment Upon Termination or Change in Control Table, lump-sum payments are generally not permitted, except in very limited circumstances. Ms. Brayton participates in the Pension Plan but is not yet eligible for retirement, and Mr. Thompson and Ms. Kopit Levien do not participate in the Pension Plan or the SERPs, which were frozen effective December 31, 2009.

6.
The amounts shown represent the sum of the named executive officer’s vested Restoration Plan and SESP account balances. In the case of the Restoration Plan, the account balances of Messrs. Thompson and Caputo reflect a credit for 2018 through December 30, 2018, to be made in 2019. Because Mr. Sulzberger and Mss. Kopit Levien and Brayton are not yet eligible to retire, they would not be entitled to this Restoration Plan credit in the event of a termination on December 30, 2018, other than in the case of death.

SESP participants vest in their benefit upon attaining age 55 and completing 10 years of service or upon a change in control. As of December 30, 2018, Mr. Thompson had not vested in his SESP benefit. Accordingly, the amounts shown for him upon a “Change in Control” and “Termination Upon Change in Control” reflect the resulting accelerated vesting upon such assumed change in control (which would be paid out upon any termination following such change in control). Mr. Sulzberger and Mss. Kopit Levien and Brayton do not participate in the SESP, which was frozen effective December 31, 2013.

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PROPOSAL NUMBER 2—ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

Public companies in the United States are required by Section 14A of the Exchange Act to provide stockholders a non-binding advisory vote to approve the compensation of the company’s named executive officers disclosed in the annual proxy statement (a “say-on-pay” vote). Under our Certificate of Incorporation, an advisory vote to approve compensation is not among the expressly enumerated items as to which the Class A stock has a vote. As a result, for the Company, the say-on-pay vote is reserved for a vote of the Class B stockholders. At the Company’s 2018 Annual Meeting, the Class B stockholders overwhelmingly supported the say-on-pay proposal. At the 2019 Annual Meeting, the Company is again providing Class B stockholders a non-binding advisory vote to approve the compensation of the Company’s named executive officers.
Say-on-Pay Vote
Executive compensation is an important matter for the Company. We structure compensation for our executive officers:

•	to drive performance through the achievement of short-term and long-term objectives;

•	to link our executives’ total compensation to the interests of our stockholders and to drive the creation of value for stockholders over the long term; and

•	to enable us to attract, retain and motivate the highest caliber of executives by offering competitive compensation and rewarding superior performance.
We believe our compensation program, as currently structured and as implemented for 2018, is strongly aligned with the long-term interests of our stockholders. We urge you to read “Compensation of Executive Officers,” including the “Compensation Discussion and Analysis,” the compensation tables and the narrative discussion, beginning on page 37 of this Proxy Statement, for details on our executive compensation.
Recommendation and Vote Required
The Board of Directors recommends that the Class B stockholders vote FOR the following resolution, which will be presented at the Annual Meeting:
RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the “Compensation Discussion and Analysis,” compensation tables and narrative discussion, is hereby approved.
As an advisory vote, the result is non-binding on the Company and the Board of Directors. However, the Board of Directors and the Compensation Committee value the opinions of our stockholders and will consider the outcome of the vote when making future compensation decisions for our named executive officers.
The affirmative vote of a majority of the shares of Class B stock represented at the Annual Meeting, in person or by proxy, and entitled to vote on the proposal, is required pursuant to the Company’s By-laws for approval of this advisory proposal. Accordingly, broker non-votes will have no effect on this proposal and abstentions will have the same effect as votes against this proposal.
We expect that the next say-on-pay vote will occur at the Company’s 2020 Annual Meeting.

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PROPOSAL NUMBER 3—SELECTION OF AUDITORS

The Audit Committee has selected the firm of Ernst & Young LLP, an independent registered public accounting firm, as our auditors for the fiscal year ending December 29, 2019, subject to ratification of such selection by the Class A and Class B stockholders voting together as one class.
Ernst & Young has informed us that the firm has no direct financial interest nor any material indirect financial interest in us or any of our affiliated companies. Ernst & Young has not had any connection during the past three years with us or any of our affiliated companies in the capacity of promoter, underwriter, voting trustee, director, officer or employee.
A representative of Ernst & Young will be present at the Annual Meeting and will be available to respond to appropriate questions from stockholders. The representative will also have the opportunity to make a statement if he or she decides to do so.
Audit Committee’s Pre-Approval Policies and Procedures
Our Audit Committee Charter requires the Audit Committee to pre-approve the rendering by our independent registered public accounting firm of all auditing services, internal control-related services and permitted non-audit services. The Chair of the Audit Committee may pre-approve the rendering of such services (other than internal control-related services) on behalf of the Committee, provided the matter is then presented to the full Committee at its next scheduled meeting.
Audit and Other Fees
The following table presents the aggregate fees incurred for audit and other services rendered by Ernst & Young during fiscal years 2018 and 2017, all of which services were approved by the Audit Committee.

Service Type	Fiscal 2018	Fiscal 2017
Audit Fees	$2,755,000	$2,782,000
Audit-Related Fees	—	—
Tax Fees	52,000	176,000
All Other Fees	302,500	—
Total Fees Billed	$3,109,500	$2,958,000
Audit Fees ($2,755,000; $2,782,000). This category includes the aggregate fees billed by Ernst & Young for professional services rendered for the audit of the Company’s annual financial statements, the reviews of the financial statements included in the Company’s quarterly reports on Form 10-Q, consents related to documents filed with the SEC and services normally provided by the independent auditor in connection with statutory and regulatory filings. Audit fees also include fees for professional services rendered for the audit of the effectiveness of internal control over financial reporting.
Audit-Related Fees. No audit-related fees were paid in 2018 or 2017.
Tax Fees ($52,000; $176,000). This category includes the aggregate fees billed by Ernst & Young for assistance in the preparation of tax returns, claims for refunds, tax payment planning and tax advice and planning.
All Other Fees ($302,500; $0). Other fees in 2018 were related to permitted consulting services. No other fees were paid in 2017.
Recommendation and Vote Required
The Audit Committee of the Board of Directors recommends a vote FOR the following resolution, which will be presented at the Annual Meeting:
RESOLVED, that the selection, by the Audit Committee of the Board of Directors, of Ernst & Young LLP, an independent registered public accounting firm, as auditors of The New York Times Company for the fiscal year ending December 29, 2019, is hereby ratified, confirmed and approved.
The affirmative vote of a majority of the shares of Class A stock and Class B stock represented at the Annual Meeting, in person or by proxy, and entitled to vote on the proposal, voting together as a single class, is required

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pursuant to the Company’s By-laws for approval of this resolution. As a result, abstentions will have the same effect as a vote against the proposal.

OTHER MATTERS

Stockholder Proposals for the 2020 Annual Meeting
Stockholder Proposals for Inclusion in the Proxy Materials for the 2020 Annual Meeting
Stockholders who intend to present proposals at the 2020 Annual Meeting under SEC Rule 14a-8 must ensure that such proposals are received by the Secretary of the Company not later than November 21, 2019. Such proposals must meet the requirements of the SEC to be eligible for inclusion in the Company’s 2020 proxy materials.
Director Nominations or Other Stockholder Proposals for the 2020 Annual Meeting
The Company’s By-laws provide that the nomination of persons for election to the Board and the proposal of business to be considered by stockholders may be made at the annual meeting as set out in the Company’s notice of such meeting, by or at the direction of the Board or by any stockholder of the Company who is entitled to vote at the meeting on such nomination or other proposal, and who, in the case of a holder of Class A stock, complies with certain notice procedures. Generally, any holder of Class A stock proposing to nominate an individual for election to the Board by the Class A holders or proposing business to be considered by the Class A holders at an annual meeting must give written notice and certain information specified in the By-laws to the Secretary of the Company not less than 90 days nor more than 120 days before the first anniversary of the preceding year’s annual meeting. As a result, stockholders who intend to present proposals at the 2020 Annual Meeting under these provisions must give written notice to the Secretary, and otherwise comply with the By-law requirements, no earlier than January 3, 2020, and no later than February 3, 2020.
Certain Matters Relating to Proxy Materials
We have adopted a procedure approved by the SEC called householding. Under this procedure, certain stockholders who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of our annual report and proxy statement, unless one or more of these stockholders notifies us that they would like to continue to receive individual copies. This delivery method can result in meaningful cost savings for the Company. Stockholders who participate in householding will continue to receive separate proxy cards.
We undertake to deliver promptly upon written or oral request a separate copy of the proxy statement and annual report or Notice in a separate envelope, as applicable, to a stockholder at a shared address to which a single copy of these documents was delivered. If you prefer to receive separate copies of the Proxy Statement, Annual Report or Notice in a separate envelope either now or in the future, please contact Broadridge Financial Solutions, Inc. at (866) 540-7095 or in writing at Broadridge, Householding Department, 51 Mercedes Way, Edgewood, NY 11717.
If you are currently receiving separate copies and wish to receive only one copy of future proxy materials for your household, in one envelope, please contact Broadridge at the above phone number or address.
By Order of the Board of Directors.
DIANE BRAYTON
Executive Vice President, General Counsel and Secretary
New York, NY
March 20, 2019

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APPENDIX A—COMPUTATION OF ADJUSTED OPERATING PROFIT

The following provides additional information on the computation of adjusted operating profit used to determine executive compensation paid in connection with the 2018 annual incentive award and the long-term performance award for 2016-2018. Adjusted operating profit is a non-GAAP financial measure.
Adjusted operating profit is defined as (i) revenues less (ii) total operating costs (excluding depreciation and amortization, severance and non-operating retirement costs), adjusted to exclude the effect of acquisitions and dispositions. The Committee believes that adjusted operating profit is a useful measure of our performance for compensation purposes because it facilitates comparisons with historical operating performance on a consistent basis. In addition, adjusted operating profit is a measure often used by investors, analysts and others to assess Company performance, and serves to align the interests of our executives and our stockholders.
2018 Annual Incentive Award
The following table shows the computation of adjusted operating profit for our 2018 fiscal year, as defined above, for purposes of the financial component of the 2018 annual incentive compensation.

(in thousands)
Revenues	$1,748,598

Total operating costs	1,558,778
Less:
Depreciation and amortization	59,011
Severance	6,736
Multiemployer pension plan withdrawal costs	7,002
Adjusted operating costs excluding depreciation and amortization, severance and multiemployer pension withdrawal costs	1,486,029
Adjusted operating profit (as reported in the Company’s Annual Report on Form 10-K for the fiscal year ended December 30, 2018)	262,569

THE NEW YORK TIMES COMPANY - P. 69

2016-2018 Long-Term Performance Award
The following table shows the computation of adjusted operating profit for the 2016-2018 fiscal years, as defined above, for purposes of the adjusted operating profit component of the 2016-2018 long-term performance awards.

(in thousands)	2016	2017	2018	Cumulative
Revenues	$1,555,342	$1,675,639	$1,748,598	$4,979,579

Total operating costs	1,419,416	1,493,278	1,558,778	4,471,472
Less:
Depreciation and amortization	61,723	61,871	59,011	182,605
Severance	18,829	23,949	6,736	49,514
Multiemployer pension plan withdrawal costs	14,001	6,599	7,002	27,602
Adjusted operating costs excluding depreciation and amortization, severance and multiemployer pension withdrawal costs	1,324,863	1,400,859	1,486,029	4,211,751
Adjusted operating profit (as reported in the Company’s Annual Report on Form 10-K for the applicable fiscal year)	230,479	274,780	262,569	767,828
Pre-approved adjustments:
Impact of acquisitions or dispositions	2,613	3,297	(645)	5,264
Impact of changes in accounting principles	10,385	9,700	9,333	29,418
Additional negative discretionary adjustments approved by Compensation Committee to exclude the effect of various items	—	(11,604)	—	(11,604)
Adjusted operating profit	$243,477	$276,173	$271,257	$790,906

THE NEW YORK TIMES COMPANY - P. 70

OUR VALUES

Independence Over a hundred years ago, The Times pledged “to give the news impartially, without fear or favor, regardless of party, sect or interests involved.” That commitment remains true today: We follow the truth, wherever it leads.

Integrity The trust of our readers is essential. We renew that trust every day through the actions and judgment of all our employees — in our journalism, in our workplace and in public.

Curiosity Open-minded inquiry is at the heart of our mission. In all our work, we believe in continually asking questions, seeking out different perspectives and searching for better ways of doing things.

Respect We help a global audience understand a vast and diverse world. To do that fully and fairly, we treat our subjects, our readers and each other with empathy and respect.

Collaboration It takes creativity and expertise from people in every part of the company to fulfill our mission. We are at our best when we work together and support each other.

Excellence We aim to set the standard in everything we do. The pursuit of excellence takes different forms, but in every context, we strive to deliver the very best.

The New York Times
Company

620 Eighth Avenue
New York, N.Y. 10018
Tel 212 556 1234

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 1, 2019. Have your proxy card in hand when you access the Web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

620 EIGHTH AVENUE NEW YORK, NY 10018 ATTENTION: CORPORATE SECRETARY
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future Proxy Statements, proxy cards and Annual Reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 1, 2019. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.
Your Internet or telephone vote authorizes the named proxies to vote the shares in the same manner as if you marked, signed and returned your proxy card.

You can change your vote or revoke your proxy at any time before it is voted at the meeting by mailing a later-dated proxy card, executing a later-dated proxy by Internet or telephone or by voting by ballot at the meeting. If you execute more than one proxy, whether by mail, Internet or telephone, and/or vote by ballot at the meeting, only the latest dated proxy or ballot will be counted.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

THE NEW YORK TIMES COMPANY		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
1.	Election of Directors	☐	☐	☐
Class A Nominees:
01) Amanpal S. Bhutani
02) Joichi Ito
03) Brian P. McAndrews
04) Doreen Toben

The Board of Directors recommends you vote FOR the following proposal:						For	Against	Abstain
3.	Ratification of the selection of Ernst & Young LLP as auditors					☐	☐	☐

NOTE: In their discretion, the proxies are authorized to vote on such other business as may properly come before the meeting or any adjournment or postponement thereof.

For address changes and/or comments, please check this box and write them on the back where indicated.					☐
Please indicate if you plan to attend this meeting.				☐	☐
				Yes	No
IF VOTING BY MAIL, YOU MUST DATE, SIGN AND RETURN THIS CARD IN ORDER FOR THE SHARES TO BE VOTED.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, trustee or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer, giving full title as such.

Signature [PLEASE SIGN WITHIN BOX]			Date		Signature (Joint Owners)		Date

THE NEW YORK TIMES COMPANY
ANNUAL MEETING OF STOCKHOLDERS
MAY 2, 2019
9:00 a.m. Eastern Time

The New York Times Building
620 Eighth Avenue, 15th Floor
New York, New York 10018

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 2, 2019: The Notice of Annual Meeting and Proxy Statement and Annual Report are available at www.proxyvote.com.

THE NEW YORK TIMES COMPANY Proxy Solicited on Behalf of the Board of Directors for the Annual Meeting of Stockholders on May 2, 2019

The undersigned hereby appoints Mark Thompson and Diane Brayton, and each of them, as proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated on all matters coming before said meeting, including the matters on the reverse side of this card, all of the shares of CLASS A COMMON STOCK of THE NEW YORK TIMES COMPANY that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 a.m. Eastern Time on May 2, 2019, at The New York Times Building, 620 Eighth Avenue, 15th Floor, New York, NY 10018, and any adjournment or postponement thereof. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting and Proxy Statement and revokes any proxies previously given.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned. If no direction is given, this proxy will be voted FOR the election of directors and FOR proposal 3. In their discretion, the proxies are authorized to vote on such other matters that may properly come before this meeting or any adjournment or postponement thereof.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be dated and signed on reverse side.

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 1, 2019. Have your proxy card in hand when you access the Web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

620 EIGHTH AVENUE NEW YORK, NY 10018 ATTENTION: CORPORATE SECRETARY
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future Proxy Statements, proxy cards and Annual Reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 1, 2019. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.
Your Internet or telephone vote authorizes the named proxies to vote the shares in the same manner as if you marked, signed and returned your proxy card.

You can change your vote or revoke your proxy at any time before it is voted at the meeting by mailing a later-dated proxy card, executing a later-dated proxy by Internet or telephone or by voting by ballot at the meeting. If you execute more than one proxy, whether by mail, Internet or telephone, and/or vote by ballot at the meeting, only the latest dated proxy or ballot will be counted.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

THE NEW YORK TIMES COMPANY		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
1.	Election of Directors	☐	☐	☐
Class B Nominees:
	01) Robert E. Denham	06) A.G. Sulzberger
	02) Rachel Glaser	07) Arthur Sulzberger, Jr.
	03) Hays N. Golden	08) Mark Thompson
	04) David Perpich	09) Rebecca Van Dyck
05) John W. Rogers, Jr.

The Board of Directors recommends you vote FOR the following proposal:						For	Against	Abstain
2.	Advisory vote to approve executive compensation					☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:						For	Against	Abstain
3.	Ratification of the selection of Ernst & Young LLP as auditors					☐	☐	☐
NOTE: In their discretion, the proxies are authorized to vote on such other business as may properly come before the meeting or any adjournment or postponement thereof.

For address changes and/or comments, please check this box and write them on the back where indicated.					☐
Please indicate if you plan to attend this meeting.				☐	☐
				Yes	No
IF VOTING BY MAIL, YOU MUST DATE, SIGN AND RETURN THIS CARD IN ORDER FOR THE SHARES TO BE VOTED.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, trustee or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer, giving full title as such.

Signature [PLEASE SIGN WITHIN BOX]			Date		Signature (Joint Owners)		Date

THE NEW YORK TIMES COMPANY
ANNUAL MEETING OF STOCKHOLDERS
MAY 2, 2019
9:00 a.m. Eastern Time

The New York Times Building
620 Eighth Avenue, 15th Floor
New York, New York 10018

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 2, 2019: The Notice of Annual Meeting and Proxy Statement and Annual Report are available at www.proxyvote.com.

THE NEW YORK TIMES COMPANY Proxy Solicited on Behalf of the Board of Directors for the Annual Meeting of Stockholders on May 2, 2019

The undersigned hereby appoints Mark Thompson and Diane Brayton, and each of them, as proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated on all matters coming before said meeting, including the matters on the reverse side of this card, all of the shares of CLASS B COMMON STOCK of THE NEW YORK TIMES COMPANY that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 a.m. Eastern Time on May 2, 2019, at The New York Times Building, 620 Eighth Avenue, 15th Floor, New York, NY 10018, and any adjournment or postponement thereof. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting and Proxy Statement and revokes any proxies previously given.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned. If no direction is given, this proxy will be voted FOR the election of directors, FOR proposal 2 and FOR proposal 3. In their discretion, the proxies are authorized to vote on such other matters that may properly come before this meeting or any adjournment or postponement thereof.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be dated and signed on reverse side.